EXECUTION VERSION

REINSURANCE AGREEMENT

BETWEEN

THE OHIO NATIONAL LIFE INSURANCE COMPANY

CINCINNATI, OHIO

referred to as the “Ceding Company”

AND

CGT INSURANCE COMPANY, LTD.

BRIDGETOWN, BARBADOS

referred to as the “Reinsurer”

Effective July 1, 2013

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2

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REINSURANCE AGREEMENT

This Agreement is made and entered into by and between The Ohio National Life Insurance Company (hereinafter referred to as the “Ceding Company”) and CGT Insurance Company, Ltd. (hereinafter referred to as the “Reinsurer”).

The Ceding Company and the Reinsurer mutually agree to reinsure on the terms and conditions stated herein. This Agreement is an indemnity reinsurance agreement solely between the Ceding Company and the Reinsurer, and performance of the obligations of each party under this Agreement will be rendered solely to the other party. In no instance will anyone other than the Ceding Company or the Reinsurer have any rights under this Agreement, and the Ceding Company will be and remains the only party hereunder that is liable to any annuitant, policyowner or beneficiary under any rider reinsured hereunder.

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ARTICLE I

GENERAL PROVISIONS

1.

Risks Reinsured. The Reinsurer agrees to indemnify the Ceding Company for, and the Ceding Company agrees to automatically cede to and reinsure with the Reinsurer, according to the terms and conditions hereof, the portion of the risks under the annuity riders described in Schedule A attached hereto.

2.	Coverages and Exclusions.

A.

Only the Guaranteed Lifetime Withdrawal Benefit Preferred I.S.Rider – Single Life and Joint Life (“Riders”) issued for use with certain variable annuity contracts (“Base Annuity(ies)”) each as described in Schedule A, issued on or after XXX, is reinsured under this Agreement. Base Annuities include the base annuity contract and any riders and endorsements other than the Riders.

B.

Only the benefits and payments as set forth in Article III, paragraph 2 are reinsured under this Agreement. Any other benefits and payments provided under the Base Annuities or other riders or endorsements are excluded from coverage under this Agreement.

C.	Only Riders sold by the Ceding Company in the United States to United States residents are reinsured under this Agreement.

3.	Plan of Reinsurance. This indemnity reinsurance will be on a coinsurance basis.

4.	Expenses. The Reinsurer will bear no part of the expenses incurred in connection with the Riders reinsured hereunder, except as otherwise provided herein.

5.

Program Changes. Program Changes are limited to changes to which the Ceding Company can legally exercise its control. Program Changes shall be divided into two categories: (A) A Program Change which is not a Material Change requires only notification to but not approval from the

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Reinsurer; and (B) A Program Change which is a Material Change requires approval from the Reinsurer. The Ceding Company will provide the Reinsurer with written notice of any proposed change after the Effective Date which affects the annuity rider business reinsured hereunder (“Program Change”). For purposes of this Paragraph 5, Material Change shall mean any change which a prudent reinsurer or insurer would consider reasonably likely to result in a significant increase in the Reinsurer’s liability or a significant decrease in the Reinsurer’s profitability under this Agreement.

(A).         Program Changes Requiring Notification Only. A Program Change which is not a Material Change shall automatically become effective no earlier than twenty (20) days after the Reinsurer has been provided written notice of any such Program Change.

(B).         Program Changes Requiring the Reinsurer’s Approval. Program Changes which are Material Changes shall become effective no earlier than forty-five (45) days after the Ceding Company provides the Reinsurer with written notification of the Program Change unless the Reinsurer has within such forty-five (45) day period notified the Ceding Company that it rejects the Program Change. Any such written notice shall set forth specifically the reason(s) why the Reinsurer is rejecting the Program Change. The Reinsurer must act reasonably and in good faith in making its decision to reject any Program Change. Such Program Changes include but are not limited to:

•	an increase in the Base Annuities fees and charges from those set forth in the ONcore Variable Annuity Series Product Prospectuses dated May 1, 2013, as shown on Exhibit II attached hereto;

•	a change in the terms of the Base Annuities or Riders from those set forth in the ONcore Variable Annuity Series Product Prospectuses dated May 1, 2013, as shown on Exhibit II attached hereto;

•	a change in the variable investment options available under the Riders from those set forth in the ONcore Variable Annuity Series Product Prospectuses dated May 1, 2013, as

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shown on Exhibit II attached hereto, except that adding funds with investments and risk management strategies that are within the risk characteristics of the existing funds shown on Exhibit III attached hereto, should not be deemed Material Changes.

A fund shall be deemed to be within the risk characteristics of the existing funds in Exhibit III if, excluding fixed income, it invests a minimum of XX% in equity of economies for which index equity derivatives exist and:

(a)

for funds in Category 1 as shown on Exhibit III attached hereto, the fund maintains an active protection overlay intended to minimize downside losses and the fund manages equity volatility to a target less than XX%; and

(b)	for funds in Category 2 as shown on Exhibit III attached hereto, the fund manages equity volatility to a target less than XX%.

•	a change in the Investment Objective, Investment Strategy, volatility targets or volatility target ranges for the funds as shown in the fund prospectuses in Exhibit III attached hereto;

•

a change in the contract owner allocation requirements and investment restrictions for the Riders from those set forth in the ONcore Variable Annuity Series Product Prospectuses dated May 1, 2013, as shown on Exhibit II attached hereto.

If the Reinsurer does not reject any Program Change, the Reinsurer will (a) assume the share of any increase in the Ceding Company’s liability resulting from the change, and (b) receive credit for the share of any decrease in the Ceding Company’s liability resulting from the change. If the Reinsurer rejects any such change, except as noted below, the Reinsurer’s liability under this Agreement will be determined as if no such change had occurred.

In the event a Material Change is rejected by the Reinsurer, the Ceding Company has the right to either: (i) make the Material Change applicable to newly issued Riders only and terminate this Agreement for new business; or (ii) recapture the Riders affected by the Material Change provided

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that: (x) such recapture occurs no later than thirty (30) days after the Ceding Company’s implementation of the Material Change with an effective date as of the implementation of the Material Change, and (y) the Ceding Company provides the Reinsurer with at least seven (7) days written notice after the implementation of the Material Change of its intent to recapture; and (z) if the Ceding Company elects to recapture, the Ceding Company pays to the Reinsurer a Recapture Fee for the Riders to be recaptured, due at the end of the Accounting Period during which Recapture occurs, equal to the product of XX times the Annual Premium Rate set forth in Article II, Paragraph 2 times the Income Base, as of the end of the Accounting Period immediately preceding the Accounting Period during which recapture occurs.

In the event an Underlying Fund is deviating significantly from its Investment Strategy, the Ceding Company will, at the Reinsurer’s request, use its best efforts to cause the fund manager to adhere to the Investment Strategy.

6.

Damages. The Reinsurer does not indemnify the Ceding Company for, and will not be liable for, any damages, losses, or liability resulting from fraud, oppression, bad faith, regulatory non-compliance, improper sales practices, unfair trade or other practices, strict liability, or negligent, reckless or intentional wrongs on the part of the Ceding Company or its directors, officers, employees and agents. The following types of damages are examples of damages that would be excluded from this Agreement for the conduct described above, including but not limited to: actual damages, damages for emotional distress, punitive or exemplary damages and attorney fees related to any such damages.

7.	Annuity Administration. The Ceding Company will administer the Base Annuities and the Riders and will perform all accounting for such Base Annuities and Riders.

8.

Inspection. With reasonable written notice to the other party, the Reinsurer or the Ceding Company may inspect, at the inspecting party’s own expense, during normal business hours, at the principal office of the party to be inspected, the original papers and any and all other books or

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documents (whether maintained in physical or electronic format) relating to or affecting reinsurance under this Agreement. Such records include underwriting files, claims files, billing records and valuation records. The Ceding Company shall cooperate with and facilitate any such inspection, including obtaining and/or making available records and information held by the Ceding Company and upon request of the Reinsurer, shall make available to the Reinsurer such officers, employees and third party administrators of the Ceding Company as the Reinsurer may reasonably request to provide information concerning the reinsurance under this Agreement. The Ceding Company shall provide a reasonable workspace during the inspection. The Ceding Company and the Reinsurer shall work together to reduce the costs of inspections to the fullest extent practicable by making documents and other data available electronically and taking such other steps as may be required to enable the conduct of “desk audits”. The Reinsurer or the Ceding Company will not use any information obtained through any inspection pursuant to this Paragraph for any purpose not relating to the reinsurance hereunder.

9.

Taxes and Assessments. The Reinsurer will not reimburse the Ceding Company for any premium taxes, state guarantee fund assessments or other taxes or assessments paid by the Ceding Company in connection with the Base Annuities and Riders.

10.

Election to Determine Specified Annuity Acquisition Expenses. The Ceding Company and the Reinsurer agree to the election pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations effective December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended (such election, the “DAC Tax Election”), whereby:

(a)

The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code;

(b)

The parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service. The Ceding Company will submit a schedule to the

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Reinsurer by May 1st of each year presenting its calculation of the net consideration for the preceding taxable year. (The term “net consideration” means “net consideration” as defined in Regulation Section 1.848-2(f).) The Reinsurer may contest the calculation by providing an alternative calculation to the Ceding Company in writing within thirty (30) days of receipt of the Ceding Company’s schedule. If the Reinsurer does not so notify the Ceding Company within the required timeframe, the Reinsurer will report the net consideration as determined by the Ceding Company in the Reinsurer’s tax return for the previous calendar year. Any differences will be resolved between the parties so that consistent amounts are reported on the respective tax returns for the preceding taxable year;

(c)	This DAC Tax Election will be effective for the first taxable year in which this Agreement is effective and for all years for which this Agreement remains in effect.

The Ceding Company and the Reinsurer will each attach a schedule to their respective federal income tax returns filed for the first taxable year for which this DAC Tax Election is effective. Such schedule will identify the Agreement as a reinsurance agreement for which the DAC Tax Election under Regulation Section 1.848-2(g)(8) has been made.

11.

Condition. The reinsurance hereunder is subject to the same limitations and conditions specified in the Base Annuities and Riders issued by the Ceding Company except as otherwise provided in this Agreement.

12.

Unintentional Oversights and Clerical Errors. An unintentional oversight or clerical error (“Error”) in the administration of this Agreement by either party will not constitute a breach of this Agreement. Upon discovery, the Error will be promptly corrected so that both parties are restored to the position they would have occupied had the Error not occurred. If it is not possible to restore each party to the position it would have occupied but for the failure to comply, the parties will endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable,

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and most closely approximates the intent of the parties as evidenced by this Agreement. In the event a payment is corrected, the party receiving the payment may charge interest calculated according to the terms specified in Article VI, Paragraph 6. Should it not be possible to restore both parties to this position, the party responsible for the Error will be responsible for any resulting liabilities and expenses. The provisions of this Paragraph 12 shall not relieve either party of its obligation to perform within the time period specified for such obligation in this Agreement.

If the Ceding Company has failed to cede reinsurance as provided under this Agreement, the Reinsurer may require the Ceding Company to audit its records for similar errors and take reasonable actions necessary to correct errors and avoid similar errors.

13.

Adjustments. If the Ceding Company’s liability under any of the Riders is changed because of a misstatement of age, sex or any other material fact, the Reinsurer will (a) assume that portion of any increase in the Ceding Company’s liability, resulting from the change, which corresponds to the quota share of the Riders and (b) receive credit for that portion of any decrease in the Ceding Company’s liability, resulting from the change, which corresponds to the quota share of the Riders reinsured hereunder.

14.

Remedies and Waiver. All remedies of any party are cumulative. Failure of either the Ceding Company or the Reinsurer to exercise any right, privilege, power or remedy at law, equity or in existence by virtue of this Agreement or to otherwise insist upon strict compliance with any of the terms, provisions and conditions of this Agreement, or the obligations of the other party, will not constitute a waiver of such right, privilege, power, remedy, term, provision, condition, or obligation. Moreover, the failure of either party to enforce any part of this Agreement shall not be deemed to be an act of ratification or consent. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision of this Agreement.

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15.

Assignment. Neither party may assign any of its rights, duties or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld. This provision does not limit the Reinsurer’s right to further reinsure the Riders.

16.

Choice of Law. This Agreement will be governed by the laws of the State of Ohio, without giving effect to the choice of law provisions. Notwithstanding the preceding, this Paragraph shall not be interpreted to permit the parties to avoid their obligations to arbitrate their disputes pursuant to Article X of this Agreement.

17.

Amendments. This Agreement may be amended only by written agreement of the parties. Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by both parties.

18.

Current Practices. The Ceding Company will not materially change, alter or otherwise compromise its underwriting, annuity contract administration or other administrative practices in effect on the Effective Date with respect to the Base Annuities and Riders without the prior written consent of the Reinsurer. For purposes of this Paragraph, a material change or alteration is deemed to occur when such change or alteration could affect the liability or profitability of the Reinsurer under this Agreement. If the Reinsurer does not consent to a material change, the Reinsurer’s rights, remedies and obligations hereunder shall be determined as if no such change occurred. Such consent shall not be unreasonably withheld.

19.

Entire Agreement. The terms expressed herein constitute the entire agreement between the parties with respect to the Riders. There are no understandings between the parties with respect to the Riders other than as expressed in this Agreement.

20.	Confidentiality. The Ceding Company and the Reinsurer agree that Customer and Proprietary Information (as defined herein) will be treated as confidential. Customer Information includes, but is

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not limited to, medical, financial, and other personal information about proposed, current, and former policyowners, insureds, applicants, and beneficiaries of Base Annuities and Riders issued by the Ceding Company. Proprietary Information includes, but is not limited to, business plans and trade secrets, mortality and lapse studies, underwriting manuals and guidelines, reinsurance fees and expenses, applications and contract forms, and the specific terms and conditions of this Agreement.

Customer and Proprietary Information will not include information that:

(a)	is or becomes available to the general public through no fault of the party receiving the Customer or Proprietary Information (the “Recipient”);

(b)	is independently developed by the Recipient without violating any obligations under this Agreement and without the use of any Customer or Proprietary Information; or

(c)	is acquired by the Recipient from a third party not covered by a confidentiality agreement.

The parties will not disclose such information to any other parties unless agreed to in writing, except as necessary for retrocession purposes, as requested by external auditors, as required by court order, or as required by law or regulation.

The Ceding Company acknowledges that the Reinsurer can aggregate data with other companies reinsured with the Reinsurer as long as the data cannot be identified as belonging to the Ceding Company.

Nothing contained in this Paragraph is intended or should be interpreted to prevent either party from providing Customer and Proprietary Information to its attorneys, consultants, or other authorized representatives in connection with the transactions contemplated by this Agreement, provided any such attorneys, consultants, or authorized representatives shall be bound by the covenants contained in this Paragraph.

The confidentiality obligations contained in this Agreement, as they relate to the reinsurance hereunder, shall not apply to the federal U.S. tax structure or federal U.S. tax treatment of this Agreement and each party hereto (and any affiliate or representative of either party hereto) may

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disclose to any and all persons, without limitation of any kind, the federal U.S. tax structure and federal U.S. tax treatment of this Agreement. The preceding sentence is intended to cause the Agreement to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose.

21.

Agent For Service of Process. The Reinsurer agrees to designate the Director of the Ohio Department of Insurance or a designated attorney licensed to practice in Ohio as its true and lawful attorney upon who may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Ceding Company.

22.

Submission to Jurisdiction. The Reinsurer agrees that in the event of its failure to perform its obligations under the terms of this Agreement, the Reinsurer, at the request of the Ceding Company, shall: (1) submit to the jurisdiction of any court of competent jurisdiction in Ohio; (2) comply with all requirements necessary to give such court jurisdiction; and (3) abide by the final decision of such court or of any appellate court in the event of an appeal. Notwithstanding the preceding, neither the Reinsurer nor the Ceding Company shall avoid their obligations to arbitrate their disputes under Article X of this Agreement.

23.

Notice Provision. Any notice, request, report or other communication required or permitted hereunder shall be in writing and shall be delivered personally (by courier or otherwise), by electronic mail, by facsimile, sent by certified or registered mail, postage prepaid and return receipt requested, or by express mail or other nationally recognized overnight or same-day delivery service. Any such notice shall be deemed given when so delivered by electronic mail, by such delivery service, by the United States mail or by facsimile as follows:

If to the Ceding Company:	Ronald J. Dolan
Vice Chairman & Chief Risk Officer

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The Ohio National Life Insurance Company One Financial Way Cincinnati, Ohio 45242 Email: ronald_dolan@ohionational.com Facsimile: 513-794-4519

With a copy to:	Michael F. Haverkamp
Senior Vice President & General Counsel The Ohio National Life Insurance Company One Financial Way Cincinnati, Ohio 45242 Email: michael_haverkamp@ohionational.com Facsimile: 513-794-4645

If to the Reinsurer:	Grafton Williams
CGT Insurance Company, Ltd.
Chancery House, High Street
Bridgetown, Barbados
Email: gwilliams@uicaptive.com Facsimile: 246-426-8356

With a copy to:	David Florian
Chairman & CEO
CGT Insurance Company, Ltd.
MAC D1050-110
401 South Tryon Street, 11th Floor
Charlotte, NC 28202-1675
Email: david.florian@wellsfargo.com
Facsimile: 704-374-2803

AND

David Florian
Chairman & CEO
CGT Insurance Company, Ltd.
MAC D3348-013 3480 Stateview Blvd.
Fort Mill, South Carolina 29715-7203

Except that for purposes of notice under Article I, Paragraph 5:

If to the Ceding Company:	Stephen R. Murphy
Senior Vice President Capital Management
One Financial Way
Cincinnati, OH 45242
Email: stephen_murphy@ohionational.com
Facsimile: 513-794-4519
Phone: 513-794-6097

AND

Mayer F. Kahn

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Second Vice President Capital Management
One Financial Way
Cincinnati, OH 45242
Email: mayer kahn@ohionational.com
Facsimile: 513-794-4622
Phone: 513-794-6820

If to the Reinsurer:	David Florian
Chairman & CEO
CGT Insurance Company, Ltd.
MAC D1050-110
401 South Tryon Street, 11th Floor
Charlotte, NC 28202-1675
Email: david.florian@wellsfargo.com
Facsimile: 704-374-2803
Phone: 704-715-2087

AND

Jason Lee Chief Actuary
CGT Insurance Company, Ltd.
MAC D1050-110
401 South Tryon Street, 11th Floor
Charlotte, NC 28202-1675 Email: jason.k.lee@wellsfargo.com Facsimile: 704-374-2803 Phone: 704-715-2528

24.

Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

25.

Accounting and Tax Advice. Each party hereto agrees that it has relied on advice from its own accountants and tax counsel regarding the financial reporting treatment and the tax characterization of the transactions described in this Agreement.

26.

Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, all of the other terms and provisions shall remain in full force and effect to the extent that their continuance is practical and consistent with the original intent of the parties. In

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addition, if any provisions are held invalid, illegal or unenforceable, the parties will attempt in good faith to renegotiate this Agreement to carry out its original intent.

27.	Currency. All amounts stated in this Agreement are payable in United States dollars.

28.

OFAC Compliance. The Ceding Company and the Reinsurer represent that they are using, and shall use best efforts to continue to be, in compliance with all laws, regulations, judicial and administrative orders applicable to the Base Annuities and Riders as they pertain to the sanction laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), as such laws may be amended from time to time (collectively the “Laws”). Neither party shall be required to take any action under this Agreement that would violate said Laws, including, but not limited to, making any payments in violation of the Laws.

Should either party discover or otherwise become aware that a reinsurance transaction has been entered into or a payment has been made in violation of the Laws, the party who first becomes aware of the violation of the Laws shall notify the other party, if legally permitted to do so, and the parties shall cooperate in order to take all necessary corrective actions.

Where coverage provided by this Agreement would be in violation of the Laws, such coverage shall be null and void. In such event, each party shall be restored to the position it would have occupied if the violation had not occurred, including the return of any payments received, unless prohibited by law.

29.

Survival. All provisions of this Agreement shall survive its termination (i) to the extent necessary to carry out the purpose of this Agreement or to ascertain and enforce the parties’ rights or obligations hereunder existing at the time of termination and (ii) to the extent stated herein.

30.	Acts of God. Neither party shall be liable for damages nor shall the other party have the right to terminate this agreement for any delay or default in performing hereunder if such delay or default

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is caused by conditions beyond a party’s control including, but not limited to acts of God, terrorism, wars, insurrections and/or any other cause beyond the reasonable control of the party whose performance is affected (including electronic or communications failure), provided that the affected party complies with its obligations hereunder as soon as reasonably possible thereafter.

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ARTICLE II

REINSURANCE PREMIUMS

1.	Initial Premium. The Ceding Company will pay to the Reinsurer an amount equal to XXX dollars ($XXX) upon the execution of this Agreement.

2.

Reinsurance Premiums. For each Accounting Period hereunder, the Ceding Company will pay to the Reinsurer Reinsurance Premiums for all Riders for all months in the Accounting Period an amount calculated each month equal to (a) times (b) times (c) times (d), where:

(a)	equals the Reinsurer’s quota share of the Riders reinsured hereunder, as set forth in Schedule A;

(b)	equals the applicable Annual Premium Rate, shown below:

Withdrawal Status	Annual Premium Rate*
Single Life	XX
Joint Life	XX

(c)	equals the Guaranteed Lifetime Withdrawal Benefit Base, as determined under the Riders at the end of the month;

(d)	1 divided by 12.

*     The Rider fee charged to contract owners may be increased until it equals the Annual Premium Rate and the Annual Premium Rate will remain unchanged. Any increase of the Rider fee charged to contract owners above the Annual Premium Rate will increase the Annual Premium Rate by the same amount. Such increase will not be deemed a Material Change under Article I, Paragraph 5.

No Reinsurance Premium will be charged for Riders after the Rider has reached the Lifetime Annuity Period.

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ARTICLE III

BENEFIT PAYMENTS

1.	Benefit Payments. Benefit Payments, as referred to in this Agreement, means the Claims, as described in Paragraph 2 below.

2.

Claims. The Reinsurer will reimburse the Ceding Company for the Reinsurer’s quota share percentage of Claims paid by the Ceding Company during the current Accounting Period in accordance with the contractual terms of the Riders. The term “Claims” means the payment of the MAW Annuity amount made by the Ceding Company under the terms of the Riders and the limits set forth in this Agreement, including Article I, Paragraph 2, once the Riders have entered the Lifetime Annuity Period as set forth in the Riders. For purposes of clarification, the Riders will enter the Lifetime Annuity Period on the earlier of: (1) the date that the Contract Value is reduced to zero (other than by an Excess Withdrawal); or (2) the anniversary of the Contract Date immediately following the Annuitant’s 95th birthday, if the contract owner elects the MAW Annuity.

In the event the Lifetime Annuity Period commences on the contract anniversary immediately following the annuitant’s 95th birthday, the Ceding Company will pay the Reinsurer for the Accounting Period during which the contract anniversary occurs the Contract Value as of the day the Lifetime Annuity Period begins times the Reinsurer’s quota share and, thereafter, the Reinsurer will reimburse the Ceding Company for payments made under the Rider the same as any other Claim.

The Reinsurer will not participate in any ex gratia payments made by the Ceding Company (i.e., payments made the Ceding Company is not required to make under the Riders).

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3.

Claim Notice. The Reinsurer, subject to Paragraph 4 below, will accept the decision of the Ceding Company with respect to payment of Claims owed under the contractual terms of the Riders and as specified under the terms of this Agreement. The Ceding Company is responsible for the settlement of Claims in accordance with applicable law and the reinsured Rider terms. The Ceding Company will provide the Reinsurer with the claims information specified in Schedule B attached hereto as part of the quarterly report for each Accounting Period. The reinsured claim and copies of notification, claim papers, and proofs will be furnished to the Reinsurer upon request.

On a periodic basis, the Reinsurer may request that the Ceding Company respond to a questionnaire regarding regulatory investigations and litigation pertaining to the Base Annuities and Riders. The Ceding Company shall respond to the questionnaire within thirty (30) days of receipt.

4.

Contested Claims. The Ceding Company will advise the Reinsurer of its intention to contest, compromise or litigate any Claims involving Riders reinsured hereunder by giving the Reinsurer twenty (20) days prior written notice of its intention to contest, compromise or litigate such Claims. The Reinsurer will notify the Ceding Company within ten (10) days of receipt of such notice if it chooses to participate. The Reinsurer will pay its share of the expenses of such contests, in addition to its share of Claims, or it may choose not to participate. If the Reinsurer chooses not to participate, the Ceding Company will include the full amount of the Reinsurer’s proportionate share of the Claim in the Ceding Company’s settlement for such Accounting Period and the Reinsurer’s liability will be fully discharged as to such Riders. Notwithstanding the above, the Reinsurer will not be notified and will not participate in contests or litigation whose purpose is to determine the rightful owner of the proceeds.

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ARTICLE IV

TRUST ACCOUNT AND LETTER OF CREDIT

In order to provide the Ceding Company with credit for reinsurance on its statutory financial statements for the Riders, the Reinsurer shall establish a trust account and/or letter of credit pursuant to the terms set forth below; provided further that such trust account and/or letter of credit shall be established and funded within five (5) business days of the later of the Effective Date or the date this Agreement has been executed by both parties.

1.	Reserve Credit Trust Agreement.

A.

The Ceding Company and the Reinsurer will enter into a trust agreement, substantially in the form attached hereto as Exhibit I (the “Reserve Credit Trust Agreement”), as a full or partial alternative to the Letter of Credit described in Paragraph 2 below. To the extent a Reserve Credit Trust Agreement is established, the trust account created thereunder will be referred to as the “Reserve Credit Trust Account” and the assets held in the trust account created thereunder will be herein referred to as “Reserve Credit Trust Assets”. The Reinsurer will bear all of the costs associated with creating and maintaining the Reserve Credit Trust Agreement.

B.

The Reinsurer shall deposit Qualifying Assets (as defined below) in the Reserve Credit Trust Account with a fair market value equal to the “Reserve Credit Required Balance,” as defined below, less the amount of the Letter of Credit, if any, maintained pursuant to Paragraph 2 below and less the fair market value of the assets in the Segregated Account, and the trustee shall hold the Reserve Credit Trust Assets in the Reserve Credit Trust Account for the benefit of the Ceding Company pursuant to the terms of the Reserve Credit Trust Agreement.

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The assets held in the Reserve Credit Trust Account shall be valued at their fair market value as of the date on which such assets are required to be valued in respect of each Accounting Period. The fair market value will be determined by the Trustee in accordance with the terms and conditions of the Reserve Credit Trust Agreement. The assets that may be held in the Reserve Credit Trust Account shall consist of cash, certificates of deposit issued by a U.S. bank and payable in U.S. dollars and investments of the type permitted by Ohio statutes for the purpose of securing reserve credit for reinsurance (the “Qualifying Assets”); provided that such investments are issued by an institution that is not the parent, subsidiary or affiliate of either the Ceding Company or the Reinsurer. The Reserve Credit Required Balance equals the Coinsurance Reserve, as described in Paragraph 5 below.

Prior to depositing assets in the Reserve Credit Trust Account, the Reinsurer will execute assignments or endorsements in blank, or transfer legal title to the trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, or the trustee upon the direction of the Ceding Company, may whenever necessary negotiate these assets without the consent or signature from the Reinsurer or any other entity.

C.

Notwithstanding any other provisions in this Agreement, the Ceding Company may withdraw the Reserve Credit Trust Assets held in the Reserve Credit Trust Account at any time and from time to time. Any such assets withdrawn from the Reserve Credit Trust Assets shall be placed into a “Segregated Account” established by the Ceding Company and shall be utilized and applied by the Ceding Company (or any successor by operation of law of the Ceding Company, including, but not limited to any liquidator, rehabilitator, receiver or conservator of the Ceding Company), without diminution or increase because of insolvency on the part of the Ceding Company or the Reinsurer; only for the following purposes:

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(i)

to reimburse the Ceding Company for the Reinsurer’s share of premiums returned, but not yet recovered from the Reinsurer, to the owners of the Riders reinsured under this Agreement on account of cancellations of such Riders;

(ii)

to reimburse the Ceding Company for the Reinsurer’s share of surrenders and benefits or losses paid by the Ceding Company, but not yet recovered from the Reinsurer, under the provisions of the Riders reinsured under this Agreement;

(iii)	to pay the Ceding Company for any other amounts which the Ceding Company claims are due under this Agreement; and

(iv)

to fund an account with the Ceding Company in an amount at least equal to the deduction, for reinsurance ceded, from the Ceding Company’s liabilities for the Riders ceded under this Agreement. The account shall include, but not be limited to, amounts for policy reserves, claims, and losses incurred (including losses incurred but not reported), loss adjustment expenses and unearned premium reserves.

The Ceding Company shall immediately return to the Reserve Credit Trust Account or to the Reinsurer assets withdrawn in excess of the actual amounts required in Paragraphs (C)(i), (ii), (iii) and (iv) above.

The Reinsurer’s Segregated Account Balance shall mean the amount of any deposits into the Segregated Account minus any withdrawals for purposes of this section C items (i) through (iii) above plus interest on the monthly balance, credited each month at the prime interest rate on the last business day of such month. In the event the assets in the Segregated Account plus assets held in the Reserve Credit Trust Agreement plus the amount of any Letter of Credit with an expiration date more than thirty (30) days after the end of the month exceeds the amount provided for in subsection D. below, then the Reinsurer may request that the Ceding Company pay the Reinsurer the amount of the

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interest accreted to the Reinsurer’s Segregated Account Balance for such month, from the Segregated Account, The Ceding Company shall not unreasonably deny such request.

Subject to the Ceding Company’s right to apply the Reserve Credit Trust Account assets to amounts due and payable by the Reinsurer to the Ceding Company under Paragraphs (C)(i) through (iii), any assets withdrawn by the Ceding Company pursuant to Paragraphs (C)(i) through (iv) above shall be held by the Ceding Company (or any successor by operation of law of the Ceding Company, including, but not limited to, any liquidator, rehabilitator, receiver or conservator of the Ceding Company) for the benefit of the Reinsurer and shall at all times be maintained separate and apart from any assets of the Ceding Company in a segregated account with a qualified U.S. financial institution authorized to issue a Letter of Credit under Paragraph 2 hereof, for the sole purpose of funding the payments and reimbursements described in Paragraphs (C)(i), (ii) and (iii) above ( the “Segregated Account”). The Ceding Company (or any successor by operation of law of the Ceding Company, including, but not limited to, any liquidator, rehabilitator, receiver or conservator of the Ceding Company) shall ensure that any assets held in the Segregated Account pursuant to this Paragraph 1(C) consist of Qualifying Assets.

In the event of termination of this Agreement or if the Reserve Credit Trust Account is no longer required under this Agreement, the Ceding Company will immediately provide its approval of the termination of the Reserve Credit Trust Agreement. Except as provided in Article VII, Paragraph 3b, upon such termination and approval by the Ceding Company, the Ceding Company will return to the Reinsurer the Reinsurer’s Segregated Account Balance.

D.	If the aggregate fair market value of the Qualifying Assets in the Reserve Credit Trust Account, plus the principal amount of the Letter of Credit, plus the Segregated Account

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exceeds 102% of the Reserve Credit Required Balance, calculated based on the most recent Quarterly Accounting Report, then the Reinsurer shall have the right to seek approval (which shall not be unreasonably or arbitrarily withheld or delayed) from the Ceding Company to withdraw the excess from the Reserve Credit Trust Account or the Segregated Account or reduce the principal amount of such Letter of Credit in an amount equal to the excess.

2.

Letter of Credit. Notwithstanding anything to the contrary contained in Paragraph 1 above, the Reinsurer may elect to arrange for the establishment of a clean, unconditional and irrevocable Letter of Credit for the exclusive benefit of the Ceding Company, which shall comply with the requirements of Ohio insurance law and regulations. The Letter of Credit shall be required only if the Reinsurer fails to establish and maintain as fully funded the Reserve Credit Trust Agreement under the terms and conditions of Paragraph 1 above. The Reinsurer will bear all of the costs associated with the Letter of Credit. The amount of the Letter of Credit will at all times equal or exceed (a) minus (b) minus (c) where:

(a)	equals the Coinsurance Reserve, as defined in Paragraph 5 below;

(b)	equals the fair market value of the Reserve Credit Trust Assets, as described in Paragraph 1 above;

(c)	equals the fair market value of the assets in the Segregated Account.

The Letter of Credit will be issued by a bank that is neither the parent, subsidiary nor affiliate of either the Reinsurer or the Ceding Company and is (1) organized or licensed under the laws of the United States or any state thereof, (2) regulated, supervised and examined by U.S. federal or state authorities, and (3) approved by the NAIC Securities Valuation Office.

Notwithstanding anything to the contrary in this Agreement, the Reinsurer and the Ceding Company agree that the Letter of Credit may be drawn on by the Ceding Company at any time and will be utilized and applied by the Ceding Company, including, without limitation, any liquidator,

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rehabilitator, receiver or conservator of the Ceding Company, without diminution or increase because of the insolvency on the part of the Ceding Company or the Reinsurer, only for the following purposes:

(i)

to reimburse the Ceding Company for the Reinsurer’s share, if any, of premiums, fees and charges returned, but not yet recovered from the Reinsurer, to the owners of the Riders reinsured under this Agreement on account of cancellations of such Riders;

(ii)

to reimburse the Ceding Company for the Reinsurer’s share of surrenders and benefits or losses paid by the Ceding Company, but not yet recovered from the Reinsurer, under the provisions of the Riders reinsured under this Agreement;

(iii)

to pay the Ceding Company for any other amounts which the Ceding Company claims necessary to secure the credit or reduction from liability for reinsurance taken by the Ceding Company are due under this Agreement; and

(iv)

to fund an account with the Ceding Company in an amount at least equal to the deduction, for reinsurance ceded, from the Ceding Company’s liabilities for the Riders ceded under this Agreement. The account shall include, but not be limited to, amounts for policy reserves, claims, and losses incurred (including losses incurred but not reported), loss adjustment expenses and unearned premium reserves.

The Ceding Company shall immediately return to the Reserve Credit Trust Account, if any, or to the Reinsurer amounts withdrawn in excess of the actual amounts required in Paragraphs 2 (i), (ii), (iii) and (iv) above.

Subject to the Ceding Company’s right to apply amounts withdrawn to amounts due and payable by the Reinsurer to the Ceding Company under Paragraphs 2 (i) through (iii), any amounts withdrawn by the Ceding Company pursuant to Paragraphs 2 (i) through (iv) above shall be held

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by the Ceding Company (or any successor by operation of law of the Ceding Company, including, but not limited to, any liquidator, rehabilitator, receiver or conservator of the Ceding Company) for the benefit of the Reinsurer and shall at all times be maintained separate and apart from any assets of the Ceding Company in a segregated account with a qualified U.S. financial institution authorized to issue a letter of credit under this Paragraph 2, for the sole purpose of funding the payments and reimbursements described in Paragraphs 2 (i), (ii) and (iii) above (the “Segregated Account”). The Ceding Company (or any successor by operation of law of the Ceding Company, including, but not limited to, any liquidator, rehabilitator, receiver or conservator of the Ceding Company) shall ensure that any assets held in the Segregated Account pursuant to this Paragraph 2 consist of Qualifying Assets in accordance with its fiduciary obligations as trustee with respect to such amounts.

For withdrawals by the Ceding Company pursuant to Paragraph 2(iv), the Ceding Company shall pay interest in cash to the Reinsurer on the amount withdrawn at the then current prime rate. Notwithstanding the foregoing, this Agreement permits the award, by any arbitration panel or court of competent jurisdiction of interest at a rate different from that provided in this paragraph.

Immediately upon the receipt of any notice of cancellation of or reduction in the amount of any existing Letter of Credit from issuer, the Ceding Company shall notify the Reinsurer of such cancellation notice in order that the Reinsurer can respond to satisfy any shortfall in collateralization of the Required Balance associated with the cancellation or reduction in the Letter of Credit.

In the event that (i) the Reinsurer decides to replace a Letter of Credit with another Letter of Credit that satisfies the requirements of this Paragraph 2 or (ii) a Letter of Credit is no longer required under the terms and conditions of this Agreement, the Ceding Company shall immediately return and/or consent to the cancellation of such Letter of Credit.

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3.	Maintenance of the Reserve Credit Required Balance.

On a quarterly basis the Ceding Company will provide to the Reinsurer a written notice of the Reserve Credit Required Balance within thirty (30) days of the end of the calendar quarter. If the sum of the aggregate fair market value of the Qualifying Assets in the Reserve Credit Trust Account plus the fair market value of the assets in any Segregated Account plus the amount of any Letters of Credit, is less than the Reserve Credit Required Balance contained in such notice, the Reinsurer shall, no later than fifteen (15) business days after such written notice, deposit additional Qualifying Assets in the Reserve Credit Trust Account so that the aggregate fair market value of the Qualifying Assets in the Reserve Credit Trust Accounts plus the fair market value of the assets in any Segregated Account plus the amount of any Letters of Credit, is not less than the Reserve Credit Required Balance. If the Reinsurer disagrees with the Reserve Credit Required Balance, it will promptly notify the Ceding Company. The parties shall be expeditious and reasonable in resolving any such dispute.

In the event an amount in excess of one hundred and ten percent (110%) of the actual Reserve Credit Required Balance (“Excess Asset Amount”) is provided by the Reinsurer as requested by written notice from the Ceding Company under this Paragraph 3, an additional fee equal to the Excess Asset Amount multiplied by the annualized Delayed Payment interest rate as set forth in Article VI, Paragraph 6 shall be payable to the Reinsurer as an additional amount of Reinsurance Premium prorated for the period commencing seven (7) days after such actual amount is reported to the Reinsurer and ending on the date such assets are released from the Trust Account to the Reinsurer. Such additional fee is only due when the Excess Asset Amount exceeds ten million dollars.

4.

Order of Draw. In the event the Reinsurer establishes multiple sources of reserve credit trust(s) pursuant to Paragraph 1 above and/or letter(s) of credit pursuant to Paragraph 2 above, and the Reinsurer has specified in writing to the Ceding Company an order of draw from these sources of

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reserve credit, the Ceding Company will draw from these sources of reserve credit in the order specified by Reinsurer for the purposes specified in items (i), (ii), and (iii) of Paragraphs 1 or 2. The order of draw is not applicable to withdrawals for the purpose specified in item (iv) of Paragraphs 1 or 2. This forbearance shall be binding upon the Ceding Company and its successors.

5.

Coinsurance Reserve. The statutory reserves reinsured hereunder will be based on the statutory reserve requirement for such guarantees in effect as of the beginning of the applicable Accounting Period.

The statutory reserves at the onset shall be the sum of (a) and (b) where (a) is the reserves required to be held for any MAW Annuity as prescribed by the Standard Valuation Law; and (b) is the reserves required to be held for the Guaranteed Lifetime Withdrawal Benefit Riders which have not entered the Lifetime Annuity Period, based upon NAIC Actuarial Guideline 43, equaling the greater of (i) or (ii) where:

(i)	equals the Conditional Tail Expectation at 70th percentile (CTE 70) of the Present Values of the Greatest Accumulated Deficiency (PV GAD), as defined in NAIC Actuarial Guideline 43; and

(ii)	equals the Standard Scenario Amount (SSA), as defined in NAIC Actuarial Guideline 43.

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ARTICLE V

RESERVES

1.

Riders Coinsurance. Riders will be reinsured on a coinsurance basis. Accordingly, the Reinsurer will establish a trust account and/or letter of credit pursuant to Article IV for its quota share portion under this Agreement so that the Ceding Company may deduct full reserve credit in its statutory financial statements for such quota share portion.

2.

Non-Prescribed Reserve Assumptions. It is the intent of the parties that non-prescribed assumptions involved in determining the statutory reserves will be set using sound actuarial judgment at levels supported by variable annuity living benefit rider experience from the industry or the Ceding Company (“Experience Studies”). Experience Studies shall be based upon substantial observation periods and volume of business and be compiled using sound actuarial practices. Any change in actuarial assumptions of voluntary policyholder behavior, policyholder mortality and ceding company operating expense assumptions that increase the Reinsurer’s Statutory Reserve credit for the Riders reinsured under this Agreement which is implemented by the Ceding Company without the support of Experience Studies is considered discretionary. Reserve increases on a discretionary basis (“Discretionary Reserve Strengthening”) shall not be made without the Reinsurer’s prior written consent, which consent shall not be unreasonably delayed or withheld. However, in the event the Reinsurer does not provide consent, the Reinsurer’s quota share of reserve credit shall be calculated with assumptions that would have been in effect had the discretionary reserve increase not been implemented.

Discretionary Reserve Strengthening shall not include increases in Statutory Reserves due solely to any changes in the Contract Values and/or the Guaranteed Lifetime Withdrawal Benefit Base, as a result of the investment performance of the Underlying Funds during the Accounting Period nor increases in Statutory Reserves solely due to any change in the minimum reserve amount as required by the applicable statutory reserve regulations. The Ceding Company shall provide Reinsurer with written notice of any Discretionary Reserve Strengthening as least forty-five (45)

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days prior to the end of the Accounting Period for which such change is proposed to be implemented by the Ceding Company.

Notwithstanding the above, any changes in actuarial assumptions made by the Ceding Company regarding (i) recognition of contract revenues, including fund revenue sharing or (ii) investment earnings on the Ceding Company general account assets supporting the reinsured business, shall not be made without the Reinsurer’s prior written consent, which consent shall not be unreasonably delayed or withheld.

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ARTICLE VI

ACCOUNTING AND SETTLEMENTS

1.

Quarterly Accounting Period. Each Accounting Period under this Agreement will be a calendar quarter, except that: (a) the initial Accounting Period runs from the Effective Date of this Agreement through the last day of the calendar quarter during which this Agreement is executed by both parties, and (b) the final Accounting Period runs from the end of the preceding Accounting Period until the terminal accounting date of this Agreement, as described in Article VIII, Paragraph 2.

2.	Accounting Reports.

A.

Quarterly Accounting Information. Quarterly accounting reports as set forth on Schedule B attached hereto will be submitted to the Reinsurer by the Ceding Company not later than thirty (30) days after the end of each Accounting Period. Such reports will include information on the amount Federal Tax Reserves ceded, Reinsurance Premiums, Benefit Payments, Value of Qualifying Assets in Reserve Credit Trust, the Ceding Company’s and Reinsurer’s Settlement Amounts together with such Supplemental Information as required in Schedule B attached hereto

B.

Monthly Reports. The Ceding Company will provide the Reinsurer with reports on a monthly basis (whether in electronic or physical form as mutually agreed to by the parties) within fifteen (15) business days after the end of each month during the term hereof accurately showing the detailed information with respect to the Base Annuities and Riders as set forth in Schedule B - 1. The Ceding Company will provide the Reinsurer with such additional information as the Reinsurer may reasonably request.

C.	Risk Mitigation and Hedging Reports. The Ceding Company will provide the Reinsurer with reports on at least a monthly basis within five (5) business days after the end of each

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month during the term hereof accurately showing the detailed information with respect to the Base Annuities and Riders as set forth in Schedule B - 1. If the Ceding Company provides such reports more regularly than monthly, then the reports will be provided within five (5) business days of the later of (i) the end of the applicable time period or (ii) the end of the month.

It is understood and agreed that the provisions of this Article are material to the Reinsurer’s ability to accept the risks reinsured and adequately perform its risk management duties.

3.

Amounts Due Quarterly. Except as otherwise specifically provided in this Agreement, all undisputed amounts due to be paid to either the Ceding Company or the Reinsurer under this Agreement will be determined on a net basis at the end of each Accounting Period and will be due and payable within forty-five (45) days after the end of the Accounting Period. All settlements of account between Reinsurer and Ceding Company will be made in cash or its equivalent.

4.

Annual Accounting Reports. The Ceding Company will provide the Reinsurer with annual accounting reports within thirty (30) calendar days after the end of the calendar year for which such reports are prepared. These reports will contain sufficient information about the Base Annuities and Riders to enable the Reinsurer to prepare its annual financial reports and to verify the information reported in Schedule B attached hereto, and will include, but not be limited to, Exhibit 5 (“Aggregate Reserve for Life Insurance”) by reserve basis, Page 7 (“Analysis of Increase in Reserves During the Year”), Page 28 (“Exhibit of Number of Policies”), and Schedule S (“Reinsurance Activity”) of the Annual Statement.

5.

Estimations. If the amounts, as defined in Paragraph 3 above and Schedule B, cannot be determined by the dates described in Paragraph 3 above, on an exact basis, settlements into the trust accounts will be paid in accordance with a mutually agreed upon formula which will approximate the actual settlements. Adjustments will then be made to reflect actual amounts when

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they become available. Ceding Company will provide written notice to the Reinsurer as soon as reasonably practicable if the amounts described in Paragraph 3 cannot be determined by the date of the Quarterly Accounting Report.

6.

Delayed Payment Rate. For purposes of Paragraph 3 above, if there is a delayed settlement of a payment due, from either party hereunder, there will be a “Delayed Payment Interest Penalty” added to the amount that is overdue. The Delayed Payment Interest Penalty is equal to the amount due, times the specified interest rate, prorated for the period that the amount is overdue. The interest rate used is equal to XX basis points plus the average of the one month London Interbank Offered Rates (LIBOR) as published by The Wall Street Journal at the end of each calendar month ending during the current Accounting Period.

In the event a payment is delayed for multiple Accounting Periods, the Delayed Payment Interest Penalty shall be calculated for each Accounting Period. For purposes of this Paragraph, a payment will be considered overdue forty-five days (45) days after the end of the Accounting Period.

7.

Offset of Payments. All monies due either the Ceding Company or the Reinsurer under this Agreement or any other agreements between the parties will be offset against each other, dollar for dollar, regardless of any insolvency of either party. In the event of insolvency, offsets will be allowed in accordance with the statutory, common and case laws of the state, territory or country, as applicable, taking jurisdiction over the insolvency, as such laws exist as of the Effective Date of this Agreement.

8.

Partial Recapture. If only some of the Policies reinsured hereunder are recaptured, as described in Article I, Paragraph 5(B), then the accounting and settlements described above will thereafter be made with respect to the remaining Policies reinsured hereunder and not recaptured. Adjustments in the amounts due from either the Ceding Company or the Reinsurer will be made accordingly.

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ARTICLE VII

DURATION, RECAPTURE AND TERMINATION

1.	Duration. Except as otherwise provided herein, this Agreement is unlimited in duration.

2.

Reinsurer’s Liability. The liability of the Reinsurer with respect to any Riders will begin simultaneously with that of the Ceding Company, but not prior to the Effective Date of this Agreement. The Reinsurer’s liability with respect to any Rider will terminate and the Reinsurer shall have no further liability for the Riders on the earliest of: (i) the date such Rider is recaptured; (ii) the date the Ceding Company’s liability on such Rider is terminated; or (iii) the date this Agreement is terminated. Termination of the Reinsurer’s liability is subject to payments in respect of such liability in accordance with the provisions of Article VIII of this Agreement. In no event should the interpretation of this Paragraph imply a unilateral right of the Reinsurer to terminate this Agreement, except as described in Paragraphs 3(a) and 4 below.

Each party shall have the right, upon the first to occur of (i) XXX or (ii) the date when the Reinsurer’s quota share of the premium payments on the Base Annuities with the Riders reinsured hereunder is greater than XXX dollars ($XXX), to be exercised in its sole discretion, to terminate this Agreement as to any Riders not yet issued by the Ceding Company as of the date of such termination provided that at least thirty (30) days prior written notice is given to the other party. The exercise of this right to exclude will not in and of itself cause this Agreement to terminate as to the Riders which have previously been issued and covered under this Agreement.

3.	Termination for Nonpayment of Reinsurance Premiums or Other Amounts Due.

a.

If the Ceding Company fails to pay the Reinsurance Premiums or any other amounts due to the Reinsurer pursuant to this Agreement, within forty five (45) days after the end of any Accounting Period), the Reinsurer may terminate this Agreement subject to fifteen (15) days prior written notice to the Ceding Company during which time the Ceding

EXECUTION VERSION

Company may make such a required payment. If the Ceding Company makes full payment of the Reinsurance Premiums or other amounts due within the fifteen (15) day notice period, the termination notice shall be deemed withdrawn. Termination under this Paragraph 3(a) shall be deemed a recapture by the Ceding Company for purposes of Article VII, Paragraph 5.

b.

If the Reinsurer fails to pay any amounts due to the Ceding Company or fails to provide collateral to satisfy the Reserve Credit Required Balance as set forth in Article IV, Paragraph 3 pursuant to this Agreement within forty five (45) days after the end of any Accounting Period, the Ceding Company may, in addition and without limitation to any other right or remedy of the Ceding Company under this Agreement, terminate this Agreement and recapture all the Policies subject to fifteen (15) days prior written notice to the Reinsurer during which time the Reinsurer may make such required payments or provide the required collateral. If the Reinsurer makes full payment of such amounts due or provides the required collateral within the fifteen (15) day notice period, the termination notice shall be deemed withdrawn and the above described right of recapture shall not apply. Any termination effected by the Ceding Company under this Article VII, Paragraph 3(b) shall not be deemed a recapture within the meaning of Article VII, Paragraph 5 and the Ceding Company shall not be required to pay the Recapture Fee as defined in Article VII, Paragraph 5. In the event of a recapture under this Paragraph, the Coinsurance Reserve at the time of recapture as calculated by the Ceding Company under Article IV will be due the Ceding Company and any assets in trust and/or amounts of Letters of Credit may be withdrawn by the Ceding Company, less any amounts already held by the Ceding Company in the Segregated Account, to satisfy such payment due.

4.

Termination for Cause. If the Ceding Company fails to provide the Risk Mitigation and Hedging Reports as required by Article VI, Paragraph 2(C) of this Agreement either (i) within ten (10) business days of the end of the applicable month, or (ii) within five (5) business days after the end of the month four (4) or more times during any calendar year, then the Reinsurer may terminate

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this Agreement subject to thirty (30) days prior written notice to the Ceding Company. If the Ceding Company provides the Monthly Reports as required by Article VI, Paragraph 2(C) of this Agreement within the thirty (30) day notice period and reimburses the Reinsurer for any loss it has occurred as a result of the failure to provide such reports on a timely basis, the termination notice shall be deemed withdrawn.

5.	Recapture. Riders reinsured hereunder are eligible for recapture, at the option of the Ceding Company, subject to ninety (90) days prior written notice under the following conditions:

a.

The Ceding Company may recapture all of the Riders reinsured hereunder and will be required to pay the Reinsurer a Recapture Fee, due at the end of the Accounting Period during which recapture occurs, equal to the product of XX times the Annual Premium Rate set forth in Article II, Paragraph 2 times the Reinsurer’s quota share of the Guaranteed Lifetime Withdrawal Benefit Base as of the end of the Accounting Period immediately preceding the Accounting Period during which recapture occurs.

b.	The Ceding Company may recapture all the Riders reinsured hereunder after XXX without the payment of the Recapture Fee.

c.	A partial recapture is not permitted except for a partial recapture under Article I, Paragraph 5(B).

6.

Conversions and Internal Replacements. Base Annuities or Riders converting to another annuity, rider or policy pursuant to a contractual right to convert, whether listed on Schedule A attached hereto or not, shall not be reinsured under this Agreement. Unless expressly approved by the Reinsurer in writing, the Ceding Company, its affiliates, successors or assigns, shall not initiate a program of Internal Replacement that would include any of the Base Annuities or reinsured Riders. For purposes of this Agreement, the term “Internal Replacement” means any instance in which a Base Annuity or Rider or any portion of the cash value of a Base Annuity is exchanged for another policy, rider or annuity, not covered under this Agreement which is written by the Ceding Company, its affiliates, successors or assigns. Notwithstanding the foregoing, an Internal

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Replacement shall not include a replacement for another policy written by the Ceding Company or any successor or affiliate if such replacement is initiated by the policyowner or any other person or entity not affiliated with the Cedent or its affiliates and is not part of the program offered by the Ceding Company, its affiliates, successors or assigns.

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ARTICLE VIII

TERMINAL ACCOUNTING AND SETTLEMENT

1.

Terminal Accounting. In the event that this Agreement is terminated in accordance with Article VII, Paragraphs 3 or 4, or all reinsurance under this Agreement is recaptured in accordance with Article VII, Paragraph 5, a Terminal Accounting and Settlement will take place and, in the case of a partial recapture, the Terminal Accounting and Settlement will take place as to the Policies recaptured, the parties will have no further obligation under this Agreement after a Terminal Accounting and Settlement has taken place as set forth below.

2.

Date. The terminal accounting date will be the earliest of: (1) the effective date of recapture pursuant to any notice of recapture given under this Agreement, (2) the effective date of termination pursuant to any notice of termination given under this Agreement, or (3) such other date mutually agreed to in writing.

3.	Settlement. The Terminal Accounting and Settlement will take place within fifteen (15) days after the terminal accounting date and will consist of:

(a)	the quarterly settlement as provided in Article VI, Paragraph 3, computed as of the terminal accounting date;

(b)

payment by the Ceding Company to the Reinsurer of any Recapture Fee determined in accordance with Article VII, Paragraph 5, computed as of the terminal accounting date, provided that no such Recapture Fee is due and payable if this Agreement is terminated under Article VII, Paragraph 3(b);

(c)	the return of any Reinsurer’s Segregated Account Balance and any interest accrued on it owed the Reinsurer to the Reinsurer; and

(d)	payment by the Reinsurer to the Ceding Company of the Coinsurance Reserves but only as provided under the terms of Article VII, Paragraph 3.b.

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If the calculation of the Terminal Accounting and Settlement produces an amount owing to the Ceding Company, such amount will be paid by the Reinsurer to the Ceding Company. If the calculation of the Terminal Accounting and Settlement produces an amount owing to the Reinsurer, such amount will be paid by the Ceding Company to the Reinsurer.

Except as provided in Article VII, Paragraph 3b, the Ceding Company will provide within seven (7) business days of termination of this Agreement its written approval of the termination of the Reinsurance Trust Agreement and return of the Reserve Credit Trust Account assets to the Reinsurer. The Ceding Company will pay the Reinsurer a fee equal to the total amount of Trust Account assets, Segregated Account assets, and any outstanding amount of Letter of Credit multiplied by the annualized Delayed Payment interest rate, as set forth in Article IV, Paragraph 7, prorated for any period starting seven (7) business days after the Terminal Accounting and Settlement and up to:

(a)	the effective date of its written approval to terminate the Reinsurance Trust Agreement and return the Reserve Credit Trust Account assets to the Reinsurer, and,

(b)	the effective date of its written approval to terminate the Letter of Credit, and

(c)	the return of any amounts in the Segregated Account to the Reinsurer.

4.

Supplementary Accounting and Settlement. In the event that, subsequent to the Terminal Accounting and Settlement as provided above, a change is made with respect to any amounts due, a supplementary accounting will take place pursuant to Paragraph 3 above. Any amount owed to the Ceding Company or to the Reinsurer by reason of such supplementary accounting will be paid promptly upon the completion thereof.

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ARTICLE IX

REPRESENTATIONS AND COVENANTS

1.

Solvency. The Ceding Company and the Reinsurer each represent and warrant to the other that it is solvent in all jurisdictions in which it does business or is licensed to do business and each agrees to promptly notify the other party if it becomes insolvent, as defined in Article XI, Paragraph 1.

2.

Ceding Company Representations. The Ceding Company acknowledges that, at the Reinsurer’s request, it has provided the Reinsurer with the information described in Schedule A and the Ceding Company Data described in Schedule C prior to the execution of this Agreement by the Reinsurer. The Ceding Company represents that the information described in Schedules A and C was provided with the utmost good faith to the Reinsurer and was compiled in a commercially reasonable manner using to the best of its knowledge sound actuarial practices. The Ceding Company represents that all factual information contained in the Schedule A and Schedule C is complete and accurate in all material respects as of the date the document containing the information was prepared. The Ceding Company further represents that assumptions made in preparing the information contained in Schedule C were to the best of its knowledge reasonably consistent with commercially accepted actuarial principles and based upon the information available to the Ceding Company as of the time it submitted the information described in Schedule C to the Reinsurer. The Ceding Company further represents that to the best of its knowledge there are no omissions, errors, changes or discrepancies, which would materially affect the information described above, except as otherwise disclosed in writing to the Reinsurer. The Reinsurer has relied on such data and the foregoing representations in entering into this Agreement and acknowledges that the information provided by the Ceding Company is not a guarantee of future performance. The Ceding Company’s representations contained in this Paragraph shall apply to all amendments which are made to the information in Schedules A and C, as if such representations were set forth in such amendments, and the Reinsurer will rely on such representations in entering into any such amendments.

EXECUTION VERSION

In addition, the Ceding Company represents the following to the Reinsurer:

(i)	The Ceding Company is a corporation validly existing and in good standing under the laws of the State of Ohio.

(ii)

The execution, delivery and performance by the Ceding Company of this Agreement are within the Ceding Company’s corporate powers, have been duly authorized by all necessary corporate action, do not require any approval of its shareholders other than as already obtained and do not contravene the Ceding Company’s organizational documents or any law or any material contractual restriction binding on or affecting the Ceding Company.

(iii)

No authorization or approval or other action by, and no notice to or filing with (other than those notices already given or filings already made), any governmental authority or regulatory body is required for the due execution, delivery and performance by the Ceding Company of this Agreement other than the required filing of this Agreement with the State of Ohio within thirty (30) days after its execution.

(iv)

This Agreement is a legal, valid and binding agreement enforceable against the Ceding Company in accordance with the its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(v)

There are no actions, suits or proceedings pending against, or to the Ceding Company’s knowledge, threatened against the Ceding Company by or before any court, governmental agency or arbitrator that involve this Agreement or that are reasonably likely, either individually or in the aggregate, to have a material adverse effect upon the Ceding Company’s ability to perform the Ceding Company’s obligations under this Agreement.

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(vi)	The Ceding Company is a United States taxpayer.

(vii)	The Ceding Company has entered into this transaction for an appropriate business purpose.

(viii)

The Ceding Company is not entering into this transaction with a view to, or the intention of, fraudulently or misleadingly distorting the financial position or results of operations of the Ceding Company as disclosed to the public.

(ix)	The accounting for this transaction by the Ceding Company will be in accordance with appropriate jurisdictional statutory accounting principles, including disclosure requirements.

(x)

The Ceding Company is sophisticated, has relied on its own judgment and advisers in connection with the transaction, and has not relied on the Reinsurer, Wells Fargo, their affliliates, or anyone acting on their behalf with respect to the transaction’s suitability or fitness for a particular purpose.

(xi)	The Ceding Company has received all required regulatory approvals and has made all required regulatory notifications.

(xii)

The Ceding Company will comply with all required accounting and tax disclosures related to the transaction in accordance with appropriate jurisdictional laws, regulations and administrative pronouncements.

(xiii)	The transaction has been reviewed and approved by appropriate senior management of the Ceding Company.

3.	Reinsurer Representations. Reinsurer represents the following to the Ceding Company:

(i)	Reinsurer is a corporation validly existing and in good standing under the laws of Barbados and is authorized to write life reinsurance business.

(ii)	The execution, delivery and performance by Reinsurer of this Agreement are within Reinsurer’s corporate powers, have been duly authorized by all necessary

EXECUTION VERSION

corporate action, do not require any approval of its shareholders other than as already obtained and do not contravene Reinsurer’s organizational documents or any law or any material contractual restriction binding on or affecting Reinsurer.

(iii)

No authorization or approval or other action by, and no notice to or filing with (other than those notices already given or filings already made), any governmental authority or regulatory body is required for the due execution, delivery and performance by Reinsurer of this Agreement.

(iv)

This Agreement is a legal, valid and binding agreement enforceable against Reinsurer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(v)

There are no actions, suits or proceedings pending against, or to Reinsurer’s knowledge, threatened against Reinsurer by or before any court, governmental agency or arbitrator that involve this Agreement or that are reasonably likely, either individually or in the aggregate, to have a material adverse effect upon Reinsurer’s ability to perform Reinsurer’s obligations under this Agreement.

(vi)	Reinsurer is a United States taxpayer.

(vii)

Reinsurer will have good and marketable title, free and clear of all liens, to all Qualifying Assets immediately prior to the deposit thereof in the Reserve Credit Trust Account at any time during the term of this Agreement.

(viii)	Reinsurer has entered into this transaction for an appropriate business purpose.

(ix)

Reinsurer is not entering into this transaction with a view to, or the intention of, fraudulently or misleadingly distorting the financial position or results of operations of Reinsurer as disclosed to the public.

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(x)	The accounting for this transaction by Reinsurer will be in accordance with appropriate jurisdictional statutory accounting principles, including disclosure requirements.

(xi)

Reinsurer is sophisticated, has relied on its own judgment and advisers in connection with the transaction, and has not relied on the Ceding Company or anyone acting on its behalf with respect to the transaction’s suitability or fitness for a particular purpose.

(xii)	Reinsurer has received all required regulatory approvals and has made all required regulatory notifications.

(xiii)	Reinsurer will comply with all required accounting and tax disclosures related to the transaction in accordance with appropriate jurisdictional laws, regulations and administrative pronouncements.

(xiv)	The transaction has been reviewed and approved by appropriate senior management of Reinsurer.

EXECUTION VERSION

ARTICLE X

ARBITRATION

Except as provided in Paragraph 1 of Article XII, any and all disputes arising out or relating to this Agreement, including but not limited to disputes relating to its formation or validity shall be submitted to binding arbitration. Any arbitration shall be based upon the Procedures for the Resolution of U.S. Insurance and Reinsurance Disputes dated April 2004 (the “Procedures”), as supplemented or limited by the paragraphs below.

(a)

The arbitration panel (the “Panel”) shall consist of three disinterested arbitrators, one to be appointed by the Ceding Company, one to be appointed by the Reinsurer and the third to be appointed by the two party-appointed arbitrators. The third arbitrator shall serve as the umpire, who shall be neutral. The arbitrators and umpire shall be persons who are current or former officers or executives of an insurer or reinsurer other than the parties to this Agreement or their affiliates or subsidiaries. Within thirty (30) days of the commencement of the arbitration proceeding, each party shall provide the other party with the identification of its party-appointed arbitrator, his or her address (including telephone, fax and e-mail information) and provide a copy of the arbitrator’s curriculum vitae. If either party fails to appoint an arbitrator within that thirty (30) day period, the non-defaulting party may request ARIAS U.S. to appoint a second arbitrator who must be a disinterested current or former officer or director of an insurer other than the parties to this Agreement or their affiliates or subsidiaries. The two party-appointed arbitrators shall seek to reach agreement on an umpire as soon as practical but no later than thirty (30) days after the appointment of the second arbitrator. The party-appointed arbitrators may consult, in confidence, with the party who appointed them concerning the appointment of the umpire.

(b)	Where the two party-appointed arbitrators have failed to reach agreement on an umpire within the time specified in Paragraph (a) above, either party may request ARIAS U.S. to

EXECUTION VERSION

appoint an umpire who must be a disinterested current or former officer or director of an insurer or reinsurer other than the parties to this Agreement or their affiliates or subsidiaries.

(c)	The arbitration shall take place in State of Ohio, and shall commence no later than forty five (45) days after the appointment of the umpire.

(d)

Unless prohibited by law, the federal and state courts of the State of Ohio shall have exclusive jurisdiction over any and all court proceedings that either party may initiate to compel arbitration or to enforce, confirm, vacate or modify an arbitration award. The decision of the Panel shall be delivered to the parties no later than twenty (20) days after the close of the arbitration proceedings, and shall be final and binding. In no event shall the Panel include in the arbitration award any punitive, exemplary or other form of extra contractual damages.

(e)	In the event of any conflict between the Procedures and this Article, this Article, and not the Procedures, will control. This Article shall survive the expiration or termination of the Agreement.

(f)

In the absence of a decision to the contrary by the arbitration panel, each party shall bear its own expenses of the arbitration, including its arbitrator and outside attorney fees, and shall jointly and equally bear the expense of the umpire.

EXECUTION VERSION

ARTICLE XI

INSOLVENCY

1.	Insolvency of a Party to this Agreement.

A party to this Agreement will be deemed insolvent when it:

(a)	Applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties or assets;

(b)	Is adjudicated as bankrupt or insolvent; or

(c)

Files or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid bankruptcy or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or

(d)	Becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.

In the event a party becomes insolvent, it will promptly notify the other party.

2.

Ceding Company’s Insolvency. In the event of the Ceding Company’s insolvency, any payments due the Ceding Company from the Reinsurer pursuant to the terms of this Agreement will be made directly to the Ceding Company or its conservator, liquidator, receiver or statutory successor, which shall not include a guarantee association or fund. The reinsurance will be payable by the Reinsurer on the basis of the liability of the Ceding Company under the Riders reinsured without diminution or increase because of the insolvency of the Ceding Company. The conservator, liquidator, receiver or statutory successor of the Ceding Company will give the Reinsurer written notice of the pendency of a claim against the Ceding Company on any rider reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, the Reinsurer may, at its own expense, investigate such claim and interpose in the Ceding Company’s name (or in the name of the Ceding Company’s conservator, liquidator, receiver or statutory successor), in the proceeding where such claim is to be adjudicated, any defense or defenses which the Reinsurer may deem available to the Ceding Company or its

EXECUTION VERSION

conservator, liquidator, receiver or statutory successor. Any expense thus incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as a part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

EXECUTION VERSION

ARTICLE XII

SPECIAL DISPUTE RESOLUTION PROCEDURES AND INDEMNIFICATION

1.

Disputes over Calculations. This section is intended to address disputes between the Ceding Company and the Reinsurer solely to the extent they relate to one or more specific calculations. Any such disputes not resolved pursuant to this Paragraph 1 shall be resolved pursuant to Article X. Rights, duties or obligations resulting from either party’s failure to act other than in accordance with the provisions of this Agreement shall be subject to Article X. This section shall survive termination of this Agreement.

a.

If a dispute arises between the Ceding Company and the Reinsurer in regards to the calculation of any amounts to be paid or reserved (including Reinsurance Premiums, Benefit Payments, Coinsurance Reserve, Settlement amounts, and Recapture Fee) which cannot be resolved by the parties within thirty (30) calendar days, then the Ceding Company and Reinsurer will each prepare written reports describing the calculation in dispute.

b.

Within ten (10) business days after the close of the thirty (30) day resolution period in subparagraph a. above, these written reports will be submitted to a mutually acceptable third party actuary, accountant or investment professional (the “Outside Expert”).

c.

Within thirty (30) calendar days of receipt of the written report, the Outside Expert will determine a dollar amount (or other value, as applicable) for the disputed calculation which will fall in the range between the values proposed by the Ceding Company and the Reinsurer.

d.	The fees, costs and expenses of retaining the Outside Expert will be shared equally between the Ceding Company and the Reinsurer.

2.

Indemnification. Notwithstanding any action that may be taken in accordance with the terms of this Agreement, if one party substantially fails to perform an obligation specified in this Agreement, the other party shall have the right to be indemnified and held harmless by the other

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party in respect of all costs, expenses, claims and losses arising out of such failure to perform. The indemnity shall be such as to put the other party in the same financial position as it would have been if such failure had not occurred. If such indemnity is required in conjunction with a termination of this Agreement such indemnity shall be paid in addition to the Terminal Accounting and Settlement. This section does not prejudice any other rights or remedies which may be available to either party under the terms of this Agreement.

EXECUTION VERSION

ARTICLE XIII

EXECUTION AND EFFECTIVE DATE

In witness of the above, this Agreement is executed in duplicate on the dates indicated below with an Effective Date of July 1, 2013.

EXECUTION VERSION

SCHEDULE A

RISKS REINSURED

Risks Reinsured. The amount of reinsurance under this Agreement will be XX percent (XX%) quota share of the Ceding Company’s liability for Claims as defined in Article III, Paragraph 2, paid by the Ceding Company in accordance with the terms of the Riders attached to the Base Annuities, which are issued by the Ceding Company on or after XXX and described below:

(a)	The following Riders issued with the Base Annuities described in (b) below are reinsured hereunder.

Rider	Form Number
Guaranteed Lifetime Withdrawal Benefit Preferred I.S.Rider (Single and Joint)	13-GLW-I.1 & 13-GLW-I.2
CA	13-GLW-I.1.CA & 13-GLW-I.2.CA
CT	13-GLW-I.1.CT & 13-GLW-I.2.CT
FL	13-GLW-I.1.FL & 13-GLW-I.2.FL
ID	13-GLW-I.1.ID & 13-GLW-I.2.ID
KY	13-GLW-I.1.KY & 13-GLW-I.2.KY
MD	13-GLW-I.1.MD & 13-GLW-I.2.MD
MI	13-GLW-I.1.MI & 13-GLW-I.2.MI
NH	13-GLW-I.1.NH & 13-GLW-I.2.NH
NJ	13-GLW-I.1.NJ & 13-GLW-I.2.NJ
OR	13-GLW-I.1.OR & 13-GLW-I.2.OR
PA	13-GLW-I.1.PA & 13-GLW-I.2.PA
VA	13-GLW-I.1.VA & 13-GLW-I.2.VA
WA	13-GLW-I.1.WA & 13-GLW-I.2.WA

(b)	The following ONcore Base Annuities:

Product	Form Number
Standard - 09-VA-1(1U)
	AL -	09-VA-36.1(36.1U)
	CA -	09-VA-15.1(15.1U)
	CT -	09-VA-21-1(21.1U)
	FL -	09-VA-38.1(38.1U)
	ID -	09-VA-34.1(34.1U)
	IL -	09-VA-50.1(50.1U)
	LA -	09-VA-26.1(26.1U)
Premier WF, Lite II,	MD -	09-VA-08-1(08.1U)
Lite III, Ultra II	MN -	09-VA-28.1(28.1U)
	MS -	09-VA-90.1(90.1U)
	MO -	09-VA-18.1(18.1U)
	NE -	09-VA-19.1(19.1U)
	NJ -	09-VA-05.1(05.1U)
	NM -	09-VA-41.1(41.1U)
	NC -	09-VA-35.1(35.1U)

EXECUTION VERSION

	ND -	09-VA-44.1(44.1U)
	OH -	09-VA-60.1(60.1U)
	OR -	09-VA-33.1(33.1U)
	PA -	09-VA-14.1(14.1U)
	PR -	09-VA-95.1(95.1U)
	TN -	09-VA-16.1(16.1U)
	TX -	09-VA-80.1(80.1U)
	UT -	09-VA-39.1(39.1U)
	VA -	09-VA-04.1(04.1U)
	VT -	09-VA-03.1(03.1U)
	WA -	09-VA-32.1D(32.1DU)
	WI -	09-VA-45.1(45.1U)
	Standard -	06-VA-4(4U)
	CT -	06-VA-21.4(21.4U)

06-VA-38.4.1(38.4U.1)-WRAP
	FL -	06-VA-38.4(38.4U)-FLEX

	IL -	06-VA-50.4(50.4U)

	LA -	08-VA-26.4(26.4U)

	MD -	06-VA-08.4(08.4U)
	MA -	10-VA-23.4U
	MO -	06-VA-18.4(18.4U)
	NE -	06-VA-19.4(19.4U)
	NJ -	06-VA-05.4(05.4U)
Flex II & Wrap	NM -	06-VA-41.4(41.4U)
	NC -	06-VA-35.4(35.4U)
	ND -	06-VA-44.4(44.4U)
	OK -	06-VA-40.4(40.4U)
	OR -	08-VA-33.4(33.4U)
	PA -	06-VA-14.4(14.4U)
	PR -	06-VA-95.4(95.4U)

	TX -	06-VA-80.4(80.4U)
	UT -	06-VA-39.4(39.4U)
	VA -	06-VA-04.4(04.4U)

	WA -	06-VA-32.4(32.4U)
	Standard -	06-VA-3(3U)
	CT -	06-VA-21.3(2l.3U)
	FL -	06-VA-38.3(38.3U)
	IL -	06-VA-50.3(50.3U)
	LA -	08-VA-26.3(26.3U)
	MD -	06-VA-08.3(08.3U)
	MA -	10-VA-23.3U
	MS -	06-VA-90.3(90.3U)
	MO -	06-VA-18.3(18.3U)
	MT -	06-VA-27.3U
Value	NE -	06-VA-19.3(19.3U)
	NH -	06-VA-06.3(06.3U)
	NJ -	06-VA-05.3(05.3U)
	NM -	06-VA-4l.3(41.3U)
	NC -	06-VA-35.3(35.3U)
	ND -	06-VA-44.3(44.3U)
	OK -	06-VA-40.3(40.3U)
	OR -	06-VA-33.3(33.3U)
	PA -	06-VA-14.3(14.3U)

EXECUTION VERSION

	PR -	06-VA-95.3(95.3U)
	TX -	06-VA-80.3(80.3U)
	UT -	06-VA-39.3(39.3U)
	VA -	06-VA-04.3(04.3U)
	VT -	06-VA-03.3(03.3U)
	WA -	06-VA-32.3D(32.3DU)
	WI -	06-VA-45.3(45.3U)
	Standard -	06-VA-2(2U)
	CT -	06-VA-21.2(21.2U)
	FL -	06-VA-38.2(38.2U)
	IL -	06-VA-50.2(50.2U)
	LA -	08-VA-26.2(26.2U)
Premier & Premier II	MD -	06-VA-08.2(08.2U)
	MA -	06-VA-23.2 & -23.2U
	MS -	06-VA-90.2(90.2U)
	MO -	06-VA-l8.2(18.2U)
	MT -	06-VA-27.2U
	NE -	06-VA-19.2(19.2U)
	NH -	06-VA-06.2(06.2U)
	NJ -	06-VA-05.2(05.2U)
	NM -	06-VA-41.2(41.2U)
	NC -	06-VA-35.2(35.2U)
	ND -	06-VA-44.2(44.2U)
	OK -	06-VA-40.2(40.2U)
	OR -	06-VA-33.2(33.2U)
	PA -	06-VA-14.2(14.2U)
	PR -	06-VA-95.2(95.2U)
	TX -	06-VA-80.2(80.2U)
	UT -	06-VA-39.2(39.2U)
	VA -	06-VA-04.2(04.2U)
	WA -	06-VA-32.2(32.2U)
	WI -	06-VA-45.2(45.2U)

(c)

During the term of this Agreement, the Ceding Company will retain not less than XX percent (XX%) of the liability on the Riders reinsured hereunder which liability or any portion thereof shall not be reinsured by the Ceding Company without the prior written consent of the Reinsurer except that the Ceding Company may reinsure such liability with an Affiliate (“Affiliate Reinsurance Agreement”). An “Affiliate” shall mean a company that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Ceding

EXECUTION VERSION

Company. The Affiliate Reinsurance Agreement shall provide that the Affiliate may not reinsure the Riders. The Ceding Company agrees that it will not waive or modify such provision in the Affiliate Reinsurance Agreement without the prior written consent of the Reinsurer. If the Affiliate ceases to be an affiliate of the Ceding Company, the Ceding Company shall immediately recapture the liability ceded to such Affiliate.

Subject to the foregoing retention requirement, the parties understand that, if the Ceding Company obtains additional reinsurance for the Riders, the parties will attempt to renegotiate the Reinsurer’s quota share for new business for Riders issued after the effective date of such other reinsurance agreement.

EXECUTION VERSION

SCHEDULE B

QUARTERLY REPORT OF ACTIVITY AND SETTLEMENTS

EXECUTION VERSION

SCHEDULE B - 1

MONTHLY REPORTS

EXECUTION VERSION

SCHEDULE C

CEDING COMPANY DATA

EXECUTION VERSION

EXECUTION VERSION

EXHIBIT I

RESERVE CREDIT TRUST AGREEMENT

EXECUTION VERSION

EXHIBIT I

REINSURANCE CREDIT TRUST AGREEMENT

by and among

CGT INSURANCE COMPANY, LTD.

(“Grantor”)

THE OHIO NATIONAL LIFE INSURANCE COMPANY

(“Beneficiary”)

and

US BANK NATIONAL ASSOCIATION

(“Trustee”)

Dated as of August 15, 2013

EXECUTION VERSION

REINSURANCE CREDIT TRUST AGREEMENT

THIS REINSURANCE CREDIT TRUST AGREEMENT made as of August 15, 2013 by and among CGT Insurance Company, Ltd., an insurance company organized and existing under the laws of Barbados (the “Grantor”), The Ohio National Life Insurance Company, an insurance company organized and existing under the laws of Ohio (the “Beneficiary”), and US Bank National Association, a banking corporation organized and existing under the laws of the United States and with its principal place of business in the State of Wisconsin (the “Trustee”).

WITNESSETH

WHEREAS the Grantor desires to transfer to the Trustee for deposit to the Trust Account (as defined below) assets in order to secure payments of certain amounts at any time and from time to time owing by the Grantor to the Beneficiary; and

WHEREAS, this Reinsurance Credit Trust Agreement is made for the sole use and benefit of the Beneficiary and for the purpose of setting forth the duties and powers of the Trustee with respect to the Trust Account; and

WHEREAS the Trustee is willing to act as the trustee of the Trust Account under the terms and conditions specified herein and to hold such assets in trust in the Trust Account for the sole use and benefit of the Beneficiary.

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I.

PROVISION RELATING TO THE TRUST ACCOUNT

Section 1.01.

The Grantor hereby establishes a trust account (the “Trust Account”) with the Trustee at the Trustee’s office at 1555 N. River Center, Suite 301, Milwaukee, WI 53212, upon the terms and conditions hereinafter set forth. The Trust Account established hereunder is for the exclusive use and benefit of the Beneficiary and the assets deposited therein shall be subject to withdrawal by the Beneficiary solely as provided herein. The Trust Account includes the base trust account and one or more sub accounts as part of the base trust account, as deemed necessary for operational purposes of the Grantor. As used herein, the term “Beneficiary” shall include any successor of the Beneficiary by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator.

Section 1.02.

(a)       The Trustee and its lawfully appointed successors is and are authorized and shall have power to receive such funds and other property as the Grantor, or the Beneficiary from time to time may transfer or remit to or vest in the Trustee or place in the Trustee’s hands or under the

EXECUTION VERSION

Trustee’s control, or as otherwise deposited in the Trust Account and to hold, invest, reinvest, manage and dispose of the same for the uses and purposes and in the manner and according to the provisions hereinafter set forth. All such trusteed assets at all times shall be maintained by the Trustee as a trust account, separate and distinct from all other assets.

(b)       The assets in the trust account (the “Trust Assets”) must be held as specified in (c) below or at the Trustee’s office in the United States. The assets must be segregated from other assets of the Trustee and the assets of the Trustee’s other clients.

(c) The Trustee shall have the right to hold property on an uncertificated basis with the issuer or in book-entry form.

Section 1.03.

Assets deposited in the Trust Account and investments and reinvestments thereof shall consist of currency of the United States of America, certificates of deposit issued by a United States bank and payable in currency of the United States of America and investments of the type permitted under applicable Ohio laws and regulations in order for the Beneficiary to obtain credit for the reinsurance ceded; provided, that each such investment that is a security is issued by an institution that is not the parent, subsidiary or affiliate of either the Grantor or the Beneficiary (“Authorized Investments”). Any deposit or investment direction by the Grantor (as provided for in Section 1.08 below) or substitution (as provided in Section 1.08 below) shall constitute certification by the Grantor to the Trustee that the assets so deposited or to be purchased pursuant to such investment direction or so substituted are Authorized Investments. The Trustee shall not be responsible for determining whether any assets in the Trust Account are or continue to be Authorized Investments or whether the assets in the Trust Account are sufficient to secure the Grantor’s obligations.

Assets may be deposited into the Trust Account by one or more affiliates of the Grantor and the assets may then be held by the Trustee in the Trust Account either in the name of the Grantor or its affiliate provided that, in any event the Grantor or its affiliate shall specifically comply with Section 1.04 below and such assets shall be subject to all of the other terms and conditions of this Reinsurance Credit Trust Agreement.

In addition, the Beneficiary may deposit cash in the Trust Account if it makes withdrawals against one or more letters of credit issued by the Grantor for the benefit of the Beneficiary. Such assets shall be subject to all of the terms and conditions of this Reinsurance Credit Trust Agreement.

EXECUTION VERSION

Section 1.04.

The Grantor shall, upon execution of this Reinsurance Credit Trust Agreement, and from time to time thereafter as required, execute endorsements in blank or other transfer instruments with respect to all securities or other property standing in the Grantor’s name or otherwise which are delivered to the Trustee to form a part of the Trust Account so that, whenever necessary, the Beneficiary (or the Trustee upon the direction of the Beneficiary) can negotiate any such asset without the consent or signature of the Grantor or any other person or entity. Any assets received by the Trustee which are not in such proper negotiable form or accompanied by the appropriate transfer documents shall not be accepted by the Trustee and shall be returned to the Grantor as unacceptable.

Section 1.05.

(a)       The Trustee is authorized to transfer into the name of nominees selected by it all registered securities from time to time held under this Reinsurance Credit Trust Agreement. The Trustee shall be responsible for the acts of its nominee with respect to such securities.

(b)       The Trustee is authorized, without further information, to exchange securities in temporary form for securities in definitive form, to effect an exchange of the shares where the par value of stock is changed, and to surrender securities at maturity or when advised of earlier call for redemption, against payment therefor in accordance with accepted industry practice. The Trustee shall have no duty to notify the Grantor of any rights, duties, limitations, conditions or other information set forth in any security (including mandatory or optional put, call and similar provisions), but the Trustee shall forward to the Grantor any notices or other documents subsequently received in regard to any such security. The Trustee shall maintain securities received in bearer form unless instructed by the Grantor to exchange such securities for securities in registered form. If any assets in the Trust Account registered in the name of a nominee of the Trustee are called for partial redemption by the issuer of such assets, the Trustee shall be authorized to allot the called portion to the respective beneficial holders of such assets pursuant to fair and equitable lottery procedures established by the Trustee from time to time.

(c)       Where redemption options, tenders or other like rights with respect to securities have fixed expiration dates, the Grantor understands that in order for the Trustee to act, the Trustee must receive the Grantor’s instructions at its offices, addressed as the Trustee may from time to time request, by no later than 9:00 a.m. (Trustee’s local time) at least one business day prior to the last scheduled date to act with respect thereto (or such earlier date or time as the Trustee may notify the Grantor). Absent the Trustee’s timely receipt of such instruction, such instruments will expire without liability to the Trustee unless the Trustee did not, with due diligence, provide the Grantor with timely and appropriate information.

EXECUTION VERSION

Section 1.06.

(a)       At the request of the Grantor, all dividends, interest and other income resulting from the investment of the assets in the Trust Account shall be deposited into a separate account in the Grantor’s name; provided, however, that, except as provided in subsection (b) below, the Trustee shall have no obligation with respect to the collection of such income

(b)       From time to time, the Trustee may elect, but shall not be obligated, to credit the Trust Account with the amount of interest, dividends or principal payments due on assets in the Trust Account before actually receiving such payments from a payor, central depository, broker or other agent employed by the Grantor or the Trustee. Any such crediting shall be at the Grantor’s sole risk, and the Trustee shall be authorized to reverse any such credit in the event it does not receive good funds from the payor, central depository, broker or agent. The Trustee shall not be required to enforce collection by legal means or otherwise or any such payment, but shall use reasonable diligence to make all such collections as may be effected in the ordinary course of business.

(c)       It is understood that the Trustee is not required to make advances of cash, securities or any other property on behalf of the Trust Account, or permit overdrafts in the Trust Account, in connection with the acquisition or disposition of assets in the Trust Account; provided, however, that if the Trustee were required by the Grantor or by industry practice to make such an advance or permit such an overdraft, such advance or overdraft shall be deemed a loan by the Trustee to the Grantor, which loan shall be payable on demand and shall bear interest at the Trustee’s customary rate for similar loans. The Grantor shall be solely responsible for repayment of such loan and all interest thereon. The Trust Account shall not be utilized for the payment of such loan or the interest thereon. The Trustee may, however, deduct the amount of such loan and any interest thereon from any dividends, interest and other income of the Trust Account received by the Trustee before payment to the Grantor.

Section 1.07.

The Grantor directs the Trustee not to disclose the Grantor’s name, address and securities positions to issuers of securities held in the Trust Account, pursuant to SEC rules implementing The Shareholder Communications Act of 1985.

The Grantor’s address is as set forth on the signature page hereof. The Grantor and the Beneficiary each certify that their respective Taxpayer Identification Numbers set forth on the last page hereof are correct and that the Grantor and the Beneficiary each are not subject to “backup withholding” under Section 3406(a)(1)(c) of the Internal Revenue Code or any successor provision when the appropriate original tax form, W-8BEN or W-9, is given to the Trustee. The Grantor and the Beneficiary agree to notify the Trustee immediately in writing of any change in the information set forth in this paragraph.

EXECUTION VERSION

Section 1.08.

The responsibility for directing the Trustee to invest and reinvest the assets in the Trust Account shall be that of the Grantor’s and, unless and until directed by the Grantor, the Trustee shall not be required to take any action with respect to the investment or reinvestment of the Trust Account’s assets.

The Trustee shall invest and reinvest the Trust Account, or any part thereof, in such Authorized Investments as the Grantor shall direct in writing. The Trustee shall execute any direction to buy or sell securities and settle securities transactions itself or through a duly licensed broker or agent. The Trustee shall not be responsible for any act or omission, or the solvency, of any such broker or agent unless the act or omission is the result of the Trustee’s negligence, willful misconduct or lack of good faith. Any loss incurred from any investment directed by the Grantor shall be borne exclusively by the Trust Account.

The Grantor may substitute Authorized Investments for any Trust Assets; provided, that following any substitution the market value of the substitute asset is not less than the market value of the asset so withdrawn. The Trustee shall not be required to take any action with respect to the substitution of Trust Assets. The Trustee shall have no responsibility whatsoever to determine the value of such substituted securities or that such substituted securities constitute Authorized Investments.

Section 1.09.	Reserved.

Section 1.10.

The Grantor shall have the full unqualified right to vote and execute consents and to exercise any and all proprietary rights not inconsistent with this Reinsurance Credit Trust Agreement with respect to any securities or other property forming a part of the Trust Account. The Grantor shall be entitled to recognize the assets held in the Trust Account as funds held in trust for the benefit of ceding companies.

Section 1.11.

Withdrawals from the Trust Account may be made by the Beneficiary at any time and from time to time, without notice to the Grantor and subject only to prior written notice from the Beneficiary to the Trustee. Requests for withdrawals from the Trust Account shall be made pursuant to a withdrawal form in the form of Exhibit A attached hereto. No other statement or document need be presented by the Beneficiary in order to withdraw assets, except that the Beneficiary shall be required by the Trustee to acknowledge receipt of withdrawn assets. Upon receipt of the Beneficiary’s instruction, the Trustee shall immediately take any and all necessary steps to transfer absolutely and unequivocally to the Beneficiary all right, title and interest in the assets being withdrawn, and to deliver the physical custody thereof directly to the Beneficiary; provided, that, with respect to deposit or other accounts in other banks or with respect to book-entry securities, the Trustee shall execute the written directions of the

EXECUTION VERSION

Beneficiary with respect to the transfer, deposit or other disposition of the withdrawn assets. The Trustee shall be protected in relying upon any written demand of the Beneficiary for such withdrawal and on any statement made therein.

Section 1.12.

(a)       The Trustee will provide the Grantor, and the Beneficiary with a schedule of assets and transaction statements showing all transactions in the Trust Account upon its inception, and thereafter at intervals no less frequently than as of the end of each calendar quarter and in no event more frequently than as of the end of each month. Such Schedules and Statements shall be given as soon as practicable, but in no event later than fifteen (15) days after such date. Unless the Grantor or the Beneficiary files with the Trustee a written exception, or claim of noncompliance with the Grantor’s instructions, within three (3) months of the closing date of the period covered by such Schedules and Statements, the Grantor and the Beneficiary will be conclusively deemed to have waived any such exception or claim.

(b) The Trustee shall furnish to the Grantor, and the Beneficiary notice of any deposits to or withdrawals from the Trust Account within ten (10) calendar days of the occurrence of such event.

ARTICLE II.

PROVISIONS RELATING TO THE TRUSTEE

Section 2.01.

The Trustee shall be a bank or trust company which is a member of the Federal Reserve System of the United States of America or a New York State chartered bank and shall not be a parent, subsidiary or affiliate of the Grantor or the Beneficiary.

Section 2.02.

(a)       The Trustee shall be entitled to receive as compensation for its services hereunder, an annual fee, computed and payable quarterly, at such rate as may be agreed from time to time in writing between the Grantor and the Trustee. The Grantor shall be solely responsible for the payment of the fee of the Trustee and all reasonable expenses of the Trustee, including reasonable fees of counsel. The Trust Account shall not be utilized for the payment of such fees and expenses. The Trustee may, however, deduct any unpaid fees and expenses from any dividends, interest and other income of the Trust Account received by the Trustee before payment to the Grantor.

(b)       The Grantor indemnifies the Trustee against and holds it harmless from any claim, loss, liability, cost or expense (including reasonable attorneys’ fees and expenses), incurred or made without negligence, willful misconduct or lack of good faith on the Trustee’s part, arising out

EXECUTION VERSION

of or in connection with the Trustee’s performance of its obligations under this Reinsurance Credit Trust Agreement. This indemnity shall survive the termination of this Reinsurance Credit Trust Agreement or the Trustee’s resignation or discharge.

Section 2.03.

The Trustee shall be responsible for the safekeeping and administration of the Trust Account in accordance with provisions of this Reinsurance Credit Trust Agreement. The duties and obligations of the Trustee shall be only those specifically set forth in this Reinsurance Credit Trust Agreement, and the Trustee shall have no duty to take any other action unless specifically agreed to by the Trustee in writing. Without limiting the generality of the foregoing the Trustee shall not have any duty: to appear in or defend any suit with respect thereto unless requested by the Grantor or the Beneficiary in writing and indemnified to the Trustee’s satisfaction; to advise, manage, supervise or make recommendations with respect to the purchase, retention or sale of assets in the Trust Account; with respect to any assets in the Trust Account as to which default in the payment of principal or interest has occurred, to give notice of default, make demand for payment or take any other action, to provide notification of the solvency or financial condition or legal ability, or to be responsible for the consequences of insolvency or the legal inability, of any broker, dealer, bank or other agent employed by the Grantor or the Trustee with respect to the assets in the Trust Account, except to the extent that the Trustee was negligent, engaged in misconduct or acted in bad faith in the selection of any such person or entity or to be responsible for the accuracy of any securities information, market values or other similar information provided by third-party services to which the Trustee subscribes or which the Trustee engages, which information is provided to the Grantor or the Beneficiary in statements or otherwise, or upon which the Trustee relies in performing pursuant to this Reinsurance Credit Trust Agreement, or upon which the Grantor or the Beneficiary relies, or to be responsible for the failure to redeem any called bond or take any other action if notice of such call or action was not provided by any services to which it subscribes, unless the Trustee has been negligent in the selection on any such service. The Trustee shall be liable only for its own negligence, willful misconduct or lack of good faith.

Section 2.04.

Unless otherwise provided in this Reinsurance Credit Trust Agreement, the Trustee is authorized to comply with and rely upon ail written instructions, directions, notices and other communications given by persons specified in incumbency certificates furnished to the Trustee from time to time by the Grantor, and the Beneficiary, respectively, and by attorneys-in-fact acting under written authority furnished to the Trustee by the Grantor, and the Beneficiary, including, without limitation, instructions, directions, notices and other communications given by letter, facsimile or other electronic means of transmission, if the Trustee reasonably believes such instructions, directions, notices and other

EXECUTION VERSION

communications to be genuine and to have been signed or presented by the proper party or parties. With respect to facsimile and other similar electronic methods of giving instructions, directions, notices and communications, the Grantor, and the Beneficiary acknowledge that there are more secure methods of sending instructions, directions, notices and communications but have nevertheless elected to use such methods of communication. In the absence of negligence, the Trustee shall not incur any liability to any one resulting from actions taken by the Trustee in reliance in good faith on such instructions, directions, notice and other communications (i) from any attorney-in-fact or (ii) from any officer specified in an incumbency certificate delivered hereunder prior to receipt by the Trustee of a more current certificate. All notices provided to the Trustee (unless otherwise provided therein) shall be deemed to be effective when received by the Trustee.

Section 2.05.

Whenever in the administration of the Trust Account created by this Reinsurance Credit Trust Agreement the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking, suffering or omitting any action thereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed, such as in the case of withdrawal of assets from the Trust Account by the Beneficiary, which is specifically prescribed by Section 1.11 of this Reinsurance Credit Trust Agreement) may be deemed to be conclusively proved and established by a statement or certificate signed by or on behalf of the Grantor and/or the Beneficiary and delivered to the Trustee and said certificates shall constitute the full warranty to the Trustee for any action taken, suffered or omitted by it on the faith thereof; but in its discretion, the Trustee may in lieu thereof accept other evidence of the fact or matter or may require such other or additional evidence as it may deem reasonable.

Section 2.06.

(a)       Except where otherwise expressly provided in this Reinsurance Credit Trust Agreement, any statement, certificate, notice, request, consent, approval, or other instrument to be delivered or furnished by or on behalf of the Grantor, and/or the Beneficiary shall be sufficiently executed if executed in the name of the Grantor, and/or the Beneficiary by an officer or agent of such party whose name and specimen signature appears on current incumbency certificates furnished by such party. The Trustee shall be protected in acting upon any written statement or other instrument made by such officer or agent of the Grantor and/or the Beneficiary with respect to the authority conferred on him.

(b) The Trustee shall be under no obligation to determine whether or not any instruction given by the Grantor, and/or the Beneficiary are contrary to any provision of law.

EXECUTION VERSION

Section 2.07.

The Trustee may as reasonably necessary consult with counsel selected by it. The opinion of said counsel shall be full and complete authority and protection for the Trustee with respect to any action taken, suffered or omitted by it in good faith and in accordance with the opinion of said counsel other than with respect to the withdrawal of assets from the Trust Account by the Beneficiary.

Section 2.08.

The Trustee shall keep full and complete records of the administration of the Trust. Any person or persons duly authorized in writing by the Grantor and/or the Beneficiary may examine such records at any time during business hours.

Section 2.09.	(a) The Trustee hereby accepts the trust herein created and declared upon the terms herein expressed.

(a)       The Trustee may resign, by written resignation, effective not less than ninety (90) days after receipt thereof by the Grantor and the Beneficiary, and the Grantor may remove the Trustee at any time, without assigning any cause therefore, by the delivery to the Trustee and the Beneficiary of a written notice of removal, effective not less than ninety (90) days after receipt by the Trustee and the Beneficiary of the notice, provided, that no such resignation or removal shall be effective until a successor trustee reasonably acceptable to the Beneficiary has been appointed by the Grantor and has accepted such appointment and all assets in the Trust Account have been duly transferred to such successor trustee. In any case of the appointment of a successor trustee, all of the powers, rights and duties of the Trustee named herein shall survive and continue in the successor trustee and every successor trustee shall succeed to take and have all the estate power, rights and duties which belonged to or were held by its predecessor. In the case of the resignation or removal of the Trustee, the Trustee shall have the right to a final accounting with respect to the Trust Account.

Section 2.10.	(a) All assets in the Trust Account shall be valued at their current fair market value in United States dollars on a basis determined by the Trustee in its sole discretion.

(b)       Upon the written request of the Grantor, or the Beneficiary, the Trustee shall promptly permit the Grantor, or the Beneficiary, its agent or employees, or independent auditors designated by the Grantor, or the Beneficiary to examine, audit, excerpt, transcribe and copy, during normal business hours, any books, documents, papers and records relating to the Trust Account or the assets in the Trust Account.

EXECUTION VERSION

ARTICLE III.

MISCELLANEOUS

Section 3.01.

This Reinsurance Credit Trust Agreement shall be effective until terminated by sixty (60) days’ advance written notice sent to the Trustee by the Grantor. Written notice of termination shall be delivered by the Trustee to the Beneficiary at least thirty (30) but not more than forty-five (45) days prior to termination. Upon the date of termination of this Reinsurance Credit Trust Agreement, the Trustee shall: (i) with the Beneficiary’s written consent, and at the direction of the Grantor, transfer, pay over and deliver to the Grantor all of the assets of the Trust Account in exchange for a receipt from the Grantor; or (ii) deliver such assets to a successor trustee meeting the requirements of Section 2.01 hereof, and the Trustee’s liability and obligations under this Reinsurance Credit Trust Agreement shall thereupon cease.

Section 3.02.

THE PROVISIONS OF AND VALIDITY AND CONSTRUCTION OF THIS REINSURANCE CREDIT TRUST AGREEMENT AND ANY AMENDMENTS THERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF AND THE TRUST ACCOUNT CREATED HEREUNDER SHALL BE ADMINISTERED IN ACCORDANCE WITH THE INTERNAL LAWS OF SAID STATE.

Section 3.03.

This Reinsurance Credit Trust Agreement may be amended at any time by written agreement signed by the Grantor, the Beneficiary and the Trustee; provided, however, that from time to time after the date hereof the Grantor may propose such amendments to this Reinsurance Credit Trust Agreement as the Grantor reasonably determines, based on advice of counsel, are necessary to ensure that assets deposited in the Trust Account are treated as admitted assets of the Grantor for all purposes under Ohio statutes, or any successor provisions thereto and any regulations promulgated thereunder. Promptly upon receipt of such proposal, the Beneficiary will determine whether its rights to security under this Reinsurance Credit Trust Agreement, or its ability to obtain credit on the statutory financial statements it files with the insurance department of its state of domicile and in all other states in which it must file such statements, would be prejudiced by adoption of such proposal. Unless the Beneficiary reasonably determines that its rights are prejudiced, the Beneficiary and the Trustee shall consent to such amendment. In the event that the Beneficiary reasonably determines that any such amendment is prejudicial to its interests, it shall have the right to disapprove by written notice any such proposed amendment.

EXECUTION VERSION

Section 3.04.	This Reinsurance Credit Trust Agreement is not subject to any conditions or qualifications outside of this Reinsurance Credit Trust Agreement.

Section 3.05.

In the event any provision of this Reinsurance Credit Trust Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining parts of this Reinsurance Credit Trust Agreement.

Section 3.06.

This Reinsurance Credit Trust Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and the counterparts shall constitute but one and the same instrument, which shall be sufficiently evidenced by any one counterpart.

Section 3.07.

This Reinsurance Credit Trust Agreement may not be assigned by any party without the prior written consent of the other parties, and any such attempted assignment shall be void. This Reinsurance Credit Trust Agreement shall be binding upon the successors and permitted assigns of the parties hereto.

Section 3.08.

All notices or demands shall be deemed effective on the same day that the notice or demand is sent if such notice or demand is sent by facsimile transmission or delivered by hand. Otherwise notices or demands shall be deemed effective five (5) days after such notice or demand has been sent by certified mail. All notices or demands shall be in writing and shall be delivered by hand, by certified mail, return receipt requested, or by facsimile transmission addressed to the parties at the following addresses:

If to the Trustee:

Peter Brennan
Assistant Vice President
US Bank National Association
1555 N. River Center Drive
Suite 301
Milwaukee, WI 53212
Facsimile: (414) 905-5049

If to the Beneficiary:	Ronald J. Dolan
Vice Chairman & Chief Risk Officer
The Ohio National Life Insurance Company
One Financial Way
Cincinnati, Ohio 45242
Facsimile: 513-794-4519

Michael F. Haverkamp
Senior Vice President & General Counsel

EXECUTION VERSION

The Ohio National Life Insurance Company One Financial Way Cincinnati, Ohio 45242 Facsimile: 513-794-4645

If to the Grantor:	Grafton Williams
CGT Insurance Company, Ltd. Chancery House, High Street Bridgetown, Barbados Facsimile: (246) 426-8356

with a copy to:	David Florian
Chairman & CEO
CGT Insurance Company, Ltd.
MAC D1050-110
401 South Tryon Street, 11th Floor
Charlotte, NC 28202-1675
Facsimile: (704) 374-2803

AND

David Florian
Chairman & CEO
CGT Insurance Company, Ltd.
MAC D3348-013
3480 Stateview Blvd.
Fort Mill, South Carolina 29715-7203

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Reinsurance Credit Trust Agreement as of the day set forth above.

CGT INSURANCE COMPANY, LTD. (“Grantor”)

By:

Name
Address:	Chancery House, High Street Bridgetown, Barbados

Taxpayer Identification Number:

and

By:

Name
Address:	3480 Stateview Blvd Fort Mill, SC 29715

THE OHIO NATIONAL LIFE INSURANCE COMPANY (“Beneficiary”)

By:

Name

Address:

Taxpayer Identification Number:

US BANK NATIONAL ASSOCIATION (“Trustee”)

By:

Address:	1555 N. River Center Drive, Suite 203 Milwaukee, WI 53212

EXECUTION VERSION

EXHIBIT A

REQUEST FOR WITHDRAWAL BY BENEFICIARY

FROM TRUST ACCOUNT

Ohio National Life Insurance Company, as the Beneficiary, under this Reinsurance Credit Trust Agreement dated as of August 15, 2013, among the Beneficiary, CGT Insurance Company, Ltd., as the Grantor, and US Bank National Association, as trustee, requests and authorizes the Trustee to withdraw the amount described below from Trust Account #                              and to transfer such amount in accordance with the directions set forth below:

1.	Amount of cash and/or Assets to be Withdrawn and Transferred:

Amount of cash: $

Assets:

2.	Transfer Directions:

Transferee:

Location of Account:

Account No:

The undersigned represents and warrants that the Beneficiary is authorized under the terms of this Reinsurance Credit Trust Agreement to make the withdrawal and transfer described above.

Date:

THE OHIO NATIONAL LIFE INSURANCE COMPANY (“Beneficiary”)

Name: Title:

Name: Title:

EXECUTION VERSION

EXHIBIT II

ONCORE VARIABLE ANNUITY PRODUCT PROSPECTUSES

•	Variable Annuity ONCORE PREMIER WF Prospectus, May 1, 2013

•	Variable Annuity ONCORE LITE II Prospectus, May 1, 2013

•	Variable Annuity ONCORE LITE III Prospectus, May 1, 2013

•	Variable Annuity ONCORE ULTRA II Prospectus, May 1, 2013

•	Variable Annuity ONCORE FLEX II Prospectus, May 1, 2013

•	Variable Annuity ONCORE WRAP Prospectus, May 1, 2013

•	Variable Annuity ONCORE VALUE Prospectus, May 1, 2013

•	Variable Annuity ONCORE PREMIER Prospectus, May 1, 2013

•	Variable Annuity ONCORE PREMIER II Prospectus, May 1, 2013

EXECUTION VERSION

EXHIBIT III

FUND PROSPECTUSES (MAY 1, 2013):

INVESTMENT OBJECTIVE, INVESTMENT STRATEGY AND VOLATILITY

Fund Company	Fund Name	Fund Category
Legg Mason	Legg Mason Dynamic Multistrategy VIT Portfolio	1
Goldman Sachs	Goldman Sachs Global Markets Navigator Fund	2
PIMCO	PIMCO Global Diversified Allocation Portfolio	1
Lazard	Lazard Retirement Multi-Asset Targeted Volatility Portfolio	2
ICON	ICON Balanced Portfolio	2
Invesco	Invesco V.I. Balanced-Risk Allocation Fund	2
Federated	Federated Managed Volatility Fund II	2
Alliance Bernstein	Dynamic Asset Allocation Portfolio	2
Valmark/Milliman	Northern Lights Variable Trust: TOPS Managed Risk Balanced ETF Portfolio	1
Valmark/Milliman	Northern Lights Variable Trust: TOPS Managed Risk Moderate Growth ETF Portfolio	1
Valmark/Milliman	Northern Lights Variable Trust: TOPS Managed Risk Growth ETF Portfolio	2
Fidelity	Fidelity VIP Target Volatility Portfolio	2
Janus	Janus Aspen INTECH U.S. Low Volatility Portfolio	2

AMENDMENT ONE

Effective July 1, 2013

ATTACHED TO AND MADE A PART OF

REINSURANCE AGREEMENT

Between

THE OHIO NATIONAL LIFE INSURANCE COMPANY

Cincinnati, Ohio

(“Ceding Company”)

And

CGT INSURANCE COMPANY, LTD.

Bridgetown, Barbados

(“Reinsurer”)

Treaty #ONCGT081313

Effective July 1, 2013

This Amendment One (the “Amendment”) to the Reinsurance Agreement Treaty #ONCGT081313 (the “Agreement”) is entered into by and between The Ohio National Life Insurance Company (the “Ceding Company”) and CGT Insurance Company, Ltd. (the “Reinsurer”).

Whereas, the Agreement requires the Ceding Company to provide the Reinsurer with annual accounting reports within thirty (30) calendar days after the end of the calendar year; and

Whereas, the Ceding Company and the Reinsurer desire to amend the Agreement to extend the period for the Ceding Company to provide such reports to sixty (60) calendar days of the Agreement.

Now, therefore, in consideration of the mutual agreements, promises, and covenants provided herein, the Ceding Company and the Reinsurer hereby agree as follows:

I.	The Agreement is amended effective July 1, 2013, as set forth below:

1.	Article VI, Paragraph 4, Annual Accounting Reports, effective as of July 1, 2013, is deleted in its entirety and replaced by the following:

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4.        Annual Accounting Reports. The Ceding Company will provide the Reinsurer with annual accounting reports within sixty (60) calendar days after the end of the calendar year for which such reports are prepared. These reports will contain sufficient information about the Base Annuities and Riders to enable the Reinsurer to prepare its annual financial reports and to verify the information reported in Schedule B attached hereto, and will include, but not be limited to, Exhibit 5 (“Aggregate Reserve for Life Insurance”) by reserve basis, Page 7 (“Analysis of Increase in Reserves During the Year”), Page 28 (“Exhibit of Number of Policies”), and Schedule S (“Reinsurance Activity”) of the Annual Statement.

II.	Except as hereby specified, all the terms and conditions of the Agreement shall remain in full force and effect and this Amendment is to be attached and made part of the Agreement.

In witness of the above, this Amendment is executed in duplicate on the dates indicated below.

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